QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EARTHLINK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EARTHLINK, INC.
1375 Peachtree Street
Atlanta, Georgia 30309
(404) 815-0770

March 20, 2012

Dear Stockholders:

        You are cordially invited to attend the 2012 Annual Meeting of Stockholders of EarthLink, Inc., which will be held at 4:00 p.m. (local time) on Tuesday, May 1, 2012, at our offices at 1375 Peachtree Street, Atlanta, Georgia.

        The principal business of the 2012 Annual Meeting of Stockholders will be (1) the election of the seven directors nominated by the Board of Directors as set forth in the Proxy Statement; (2) the approval of a non-binding advisory resolution approving the compensation of our named executive officers; and (3) the ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

        As permitted by rules adopted by the Securities and Exchange Commission, we are making our Proxy Statement and 2011 Annual Report available to our stockholders electronically over the Internet. You may read, print and download our Proxy Statement and 2011 Annual Report at www.proxyvote.com. On or about March 20, 2012, we mailed our stockholders a notice containing instructions on how to access our Proxy Statement and 2011 Annual Report and vote online or by telephone. The notice also provides instruction on how you can request a paper copy of these documents if you desire.

        If you do not attend the 2012 Annual Meeting of Stockholders, you may vote your shares by mail, by telephone or by Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. The proxy card materials provide you with details on how to vote by these three methods. Whether or not you plan to attend the 2012 Annual Meeting of Stockholders, we encourage you to vote in the method that suits you best so that your shares will be voted at the 2012 Annual Meeting of Stockholders. If you decide to attend the 2012 Annual Meeting of Stockholders, you may revoke your proxy and personally cast your vote.

        Thank you, and we look forward to seeing you at the 2012 Annual Meeting of Stockholders or receiving your proxy vote.

Sincerely yours,

Rolla P. Huff Chairman of the Board and Chief Executive Officer

EARTHLINK, INC.
1375 Peachtree Street
Atlanta, Georgia 30309
(404) 815-0770

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2012 Annual Meeting of Stockholders of EarthLink, Inc. will be held at 4:00 p.m. (local time) on Tuesday, May 1, 2012, at 1375 Peachtree Street, Atlanta, Georgia. The meeting is called for the following purposes:

  1.
  To elect the seven directors nominated by our Board of Directors as set forth in the Proxy Statement;

  2.
  To approve a non-binding advisory resolution approving the compensation of our named executive officers;

  3.
  To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

  4.
  To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on March 15, 2012 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

Rolla P. Huff Chairman of the Board and Chief Executive Officer

Atlanta, Georgia
March 20, 2012

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE OR BY INTERNET SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU WISH, YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

EARTHLINK, INC.
1375 Peachtree Street
Atlanta, Georgia 30309

PROXY STATEMENT

For the Annual Meeting of Stockholders
to be held May 1, 2012

        This Proxy Statement is furnished by and on behalf of the Board of Directors of EarthLink, Inc. in connection with the solicitation of proxies for use at the 2012 Annual Meeting of Stockholders of EarthLink to be held at 4:00 p.m. (local time) on Tuesday, May 1, 2012, at our offices at 1375 Peachtree Street, Atlanta, Georgia, and at any adjournments or postponements thereof. This Proxy Statement and the proxy card are being made available to our stockholders of record on March 15, 2012, the record date. We are making these materials available to you on the Internet or, upon your request, are delivering printed versions of these materials to you by mail. On or about March 20, 2012, we mailed a notice to stockholders containing instructions on how to access the Proxy Statement and 2011 Annual Report and vote.

        THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES BY ANY OF THE THREE AVAILABLE METHODS—BY MAIL, BY TELEPHONE OR BY INTERNET. IF YOU VOTE BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD.

YOUR VOTE IS IMPORTANT!

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

        Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Stockholders can vote in person at the 2012 Annual Meeting of Stockholders or by proxy. There are three ways to vote by proxy:

  •
  By Telephone—You can vote by telephone by calling 1 (800) 690-6903 and following the instructions on the proxy card if you are located in the United States;

  •
  By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

  •
  By Mail—You can vote by mail by signing, dating and mailing the enclosed proxy card if you received your proxy materials by mail.

        Internet and telephone facilities for stockholders of record will be available 24 hours a day and close at 11:59 p.m. (Eastern time) on April 30, 2012.

        Unless contrary instructions are specified, if the proxy card is executed and returned (and not revoked) prior to the 2012 Annual Meeting of Stockholders, the shares of our common stock, $0.01 par value per share, or Common Stock, represented thereby will be voted (1) FOR the election of the seven director nominees named in this Proxy Statement; (2) FOR the non-binding advisory resolution approving the compensation of our named executive officers; and (3) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. The submission of a proxy will not affect a stockholder's right to attend and to vote in person at the 2012 Annual Meeting of Stockholders. A stockholder who submits a proxy may change or revoke it at any time before it is voted by filing with our Corporate Secretary either a written revocation or an executed proxy bearing a later date, by attending and voting in person at the 2012 Annual Meeting of Stockholders or granting a subsequent proxy through the Internet or by telephone.

        Only holders of record of Common Stock as of the close of business on March 15, 2012 will be entitled to vote at the 2012 Annual Meeting of Stockholders. Holders of shares authorized to vote are entitled to cast one vote per share on all matters voted upon at the 2012 Annual Meeting of Stockholders. As of the close of business on the record date, there were 106,185,152 shares of Common Stock issued and outstanding.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the 2012 Annual Meeting of Stockholders, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the 2012 Annual Meeting of Stockholders in order to vote.

        Only stockholders who own EarthLink Common Stock as of the close of business on March 15, 2012 will be entitled to attend the 2012 Annual Meeting of Stockholders. Proof of stock ownership as of this date and some form of government issued photo identification (such as a valid driver's license or passport) will be required for admission to the 2012 Annual Meeting of Stockholders. If you hold your shares of Common Stock in a brokerage account or through another nominee, you are the beneficial owner of those shares but not the record holder and you will need to obtain a "legal proxy" from the record holder to attend the 2012 Annual Meeting of Stockholders.

Quorum Required

        According to our bylaws, the holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, the stockholders who are present at the 2012 Annual Meeting of Stockholders in person or by proxy and who abstain from voting are considered stockholders who are present and entitled to vote and they count toward a quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Vote Required

        Under rules of self-regulatory organizations governing brokers, your bank, broker or other nominee may vote your shares in its discretion on "routine" matters. These rules also provide, however, that when a proposal is not a "routine" matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. When a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter, it is called a "broker non-vote." Your bank, broker or other nominee may not vote your shares with respect to the election of nominees for director or the non-binding advisory proposal regarding the compensation of our named executive officers in the absence of your specific instructions as to how to vote with respect to these matters, because under such rules these matters are not considered "routine" matters. The ratification of the appointment of Ernst & Young LLP is considered a routine matter.

        Under our Second Restated Certificate of Incorporation, directors are elected by the vote of the majority of the votes cast. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received the affirmative vote of a majority of votes cast in an uncontested election. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Our Corporate Governance Guidelines currently contain a policy that requires any incumbent nominee for director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) who does not receive a majority of affirmative votes for his or her election to tender his or her resignation to the Board of Directors. The Board of Directors then would consider whether to accept this resignation in accordance with the procedures set forth in our Corporate

Governance Guidelines. The policy is available for review at the following website, www.earthlink.net. The policy may be reviewed by clicking "About Us," then "Investor Relations," then "Corporate Governance" and then "Corporate Governance Guidelines."

        Approval of the non-binding advisory proposal regarding the compensation of our named executive officers requires the affirmative vote of the majority of the votes cast on the proposal at the 2012 Annual Meeting of Stockholders. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because your vote on this proposal is advisory, it will not be binding on us or the Board of Directors. However, the Leadership and Compensation Committee of the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

        Approval of the ratification of the appointment by the Audit Committee of Ernst & Young LLP for the year ending December 31, 2012 requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2012 Annual Meeting of Stockholders to be approved. Abstentions will have the same effect as a vote against these proposals. Broker non-votes will have no effect on the outcome of these proposals.

        With respect to any other matters that may come before the 2012 Annual Meeting of Stockholders, if proxies are returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in our best interests and the best interests of our stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors

        Our Second Restated Certificate of Incorporation provides that we shall have at least two and not more than 17 directors, with the exact number to be fixed by resolution of the Board of Directors from time to time or by a majority vote of the stockholders entitled to vote on directors. The current size of the Board of Directors is fixed at seven, and we currently have seven directors. The Board of Directors held 13 meetings during the year ended December 31, 2011. During 2011, all incumbent members of the Board of Directors attended at least 75% of the aggregate number of (i) meetings of the Board of Directors and (ii) meetings held by all committees of the Board of Directors on which the director served at the time the director was a member of the Board of Directors or the committee.

Nominees Standing for Election

        The Corporate Governance and Nominating Committee has recommended and the Board of Directors has nominated the following individuals for director: Susan D. Bowick, Marce Fuller, Rolla P. Huff, David A. Koretz, Garry K. McGuire, Thomas E. Wheeler and M. Wayne Wisehart. All of the nominees are current members of our Board of Directors and, with the exception of Mr. Huff, have been determined to be independent. As our Chief Executive Officer, Mr. Huff is not independent. Our Corporate Governance and Nominating Committee has reviewed each nominee's qualifications and has recommended to our Board of Directors that each nominee be submitted to a vote of our stockholders at the 2012 Annual Meeting of Stockholders, each to serve until the 2013 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. If a nominee is unavailable to serve as a director, proxies may be voted for another nominee proposed by the Corporate Governance and Nominating Committee and the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the 2012 Annual Meeting of Stockholders.

        Set forth below is certain biographical information furnished to us by the directors standing for election at the 2012 Annual Meeting of Stockholders:

Susan D. Bowick

Age: 63

        Ms. Bowick has served on our Board of Directors since May 2008. Ms. Bowick is a member of the Boards of Directors of Comverse Technology, Inc. and Verint Systems Inc. She serves as the chairperson of the Leadership and Compensation Committee of both of these companies. Ms. Bowick has served as a consultant to several global technology companies, including IBM, SAP, Nokia and Nokia Siemens Networks. From 1977 to 2004, Ms. Bowick served in various executive positions with Hewlett-Packard Company, most recently as Executive Vice President, Human Resources and Workforce Development and as a member of the management executive committee.

        Ms. Bowick's previous senior leadership positions at Hewlett-Packard have given her experience and global expertise which are valuable to our Board of Directors. Her service there and on the Comverse Technology, Inc. and Verint Systems Inc. Boards of Directors has given her unique experience with executive compensation and human resources issues, which are important to her position as chairperson of the Leadership and Compensation Committee. In addition, given our recent, and possible future, acquisition activity, her business development experience at Hewlett-Packard, which included evaluating potential mergers and acquisitions and leading integration activities, and global operations experience, are of importance to our Board of Directors.

Marce Fuller

Age: 51

        Ms. Fuller has served on our Board of Directors since October 2001. She was the President and Chief Executive Officer of Mirant Corporation, or Mirant, a U.S. marketer of power and natural gas, from July 1999 through September 2005, and served as a member of Mirant's Board of Directors until January 2006. From September 1997 to July 1999, Ms. Fuller served as President and Chief Executive Officer of the Mirant Americas Energy Marketing division of Mirant. From May 1996 to September 1997, Ms. Fuller was Senior Vice President of Mirant's North American operations and business development, and from February 1994 to May 1996, she was Mirant's Vice President for domestic business development. Mirant filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in July 2003 and emerged from bankruptcy protection in January 2006. Ms. Fuller serves on the Board of Directors of Curtiss-Wright Corporation, where she is chairperson of the Committee on Directors and Governance and a member of the Audit Committee and the Executive Compensation Committee. She also serves on the Board of Directors of Benevolink and the Leadership Board of the College of Engineering, University of Alabama.

        Ms. Fuller has gained unique governance expertise as a result of her work with us and her prior Chief Executive Officer position and her other independent director assignments, which is necessary for her roles as chairperson of the Corporate Governance and Nominating Committee and as Lead Director. In addition, she brings to the Board of Directors corporate development experience and knowledge gained from her senior leadership and board positions at Mirant and other public companies. Given her experience at Mirant and as a director of Curtiss-Wright Corporation, she also offers the Board of Directors an understanding of a global business.

Rolla P. Huff

Age: 55

        Mr. Huff is our Chief Executive Officer and a member of our Board of Directors and has served in those positions since June 2007. He also served as President from June 2007 until May 2010. He was elected Chairman of the Board in January 2008. Mr. Huff was appointed as the Chief Executive Officer of Mpower Holding Corporation, a business telecommunications company, in November 1999 and as the Chairman of the Board of Mpower in July 2001 and served in both capacities until its merger with a subsidiary of U.S. TelePacific Holdings Corp. in August 2006. Mpower filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in April 2002 and emerged from bankruptcy protection in July 2002. From March 1999 until its acquisition in September 1999, Mr. Huff served as President and Chief Operating Officer of Frontier Corporation and served as Executive Vice President and Chief Financial Officer of that corporation from May 1998 to March 1999. From July 1997 to May 1998, Mr. Huff was President of AT&T Wireless for the Central U.S. region and Mr. Huff served as Senior Vice President and Chief Financial Officer of that company from 1995 to 1997. From 1994 to 1995, Mr. Huff was Financial Vice President of Mergers and Acquisitions for AT&T.

        Mr. Huff's knowledge of EarthLink and our operations is valuable to the Board of Directors in evaluating and directing our future. In addition, Mr. Huff's experience in senior leadership and board positions of other public communications and IT services providers has positioned him to bring executive, corporate development, operational and financial experience and industry knowledge to his position as Chairman of the Board.

David A. Koretz

Age: 32

        Mr. Koretz has served on our Board of Directors since May 2008. Mr. Koretz has been a Vice President and General Manager in the security business unit of Juniper Networks, Inc., a networking services company, since February 2012. Previously Mr. Koretz was the President and Chief Executive Officer of Mykonos Software, Inc., a web application security software company from December 2009 until February 2012 when Mykonos Software was acquired by Juniper Networks. From 1999 to December 2009 he was President and Chief Executive Officer of BlueTie Inc., a SaaS provider with more than 1.5 million users. Mr. Koretz is a member of the Board of Directors of BlueTie Inc. and the Executive Chairman of Adventive, Inc, an online advertising software provider. Mr. Koretz also serves as a member of the Board of Trustees of the Rochester Institute of Technology where he also is a member of the Dean's Council at the Golisano School of Computing.

        Mr. Koretz has gained valuable knowledge of the software, SaaS, managed services and cybersecurity industries as a result of his work with Mykonos Software, Inc., BlueTie Inc. and Adventive, Inc., which is important to our Board of Directors in providing insight into the future direction of our business. This knowledge will assist us in our focus on managed IT services. In addition, his work with privately-held companies has given him an understanding of private equity and smaller businesses, providing an entrepreneurial perspective that is important to our Board of Directors.

Garry K. McGuire

Age: 65

        Mr. McGuire has served on our Board of Directors since July 2011. From September 2000 until his retirement in December 2006, Mr. McGuire served as Chief Financial Officer and Senior Vice President, Corporate Development of Avaya, Inc., a provider of unified communications, contact centers, data solutions and related services. From January 2007 until March 2007, Mr. McGuire served as a consultant to Avaya, Inc. Previously, he was president and chief executive officer of Williams Communications

Solutions LLC and President of NORTEL Communications Systems, Inc. Mr. McGuire had been a member of the Board of Directors of Telcordia Technologies Inc., a developer of IP, wireline and mobile communications software and services, from December 2006 until January 2012 when Telcordia was acquired by Ericsson AB. He was the Chairman of Telcordia's Board from November 2010 until January 2012.

        Mr. McGuire provides the Board of Directors extensive financial experience gained through his experience as a Chief Financial Officer of a public company which position provided him with the financial expertise to serve as one of our Audit Committee financial experts. This experience, as well as his prior role as a Chief Executive Officer, enables Mr. McGuire to provide critical insight to our business strategy as well as to our financial reporting and risk management process.

Thomas E. Wheeler

Age: 65

        Mr. Wheeler has served on our Board of Directors since July 2003. Mr. Wheeler has served as a managing director of Core Capital Partners, a venture capital fund, since 2005 and President and Chief Executive Officer of Shiloh Group, LLC, a strategy development and private investment company specializing in telecommunications services, since 2003. From 1992 through October 2003, Mr. Wheeler served as the President and Chief Executive Officer of the Cellular Telecommunications & Internet Association. Mr. Wheeler serves on the Board of Directors of TNS, Inc., a provider of data communications and transaction payment services.

        Mr. Wheeler's extensive public policy experience, especially with telecommunications companies and issues, is essential for the Board of Directors of a company such as ours that regularly faces telecommunications regulatory issues. That same experience, together with his private investment company experience, has also given Mr. Wheeler an understanding of the communications and IT services business.

M. Wayne Wisehart

Age: 66

        Mr. Wisehart is a self-employed consultant. He has served on our Board of Directors since July 2008. Mr. Wisehart is a member of the Board of Directors of Marchex, Inc. where he serves as the chairman of the Audit Committee. Mr. Wisehart served as the Consulting Chief Financial Officer of All Star Directories, Inc., an education lead generation company, from February 2010 to November 2010. Mr. Wisehart served as Chief Financial Officer of aQuantive, Inc., a digital marketing services company, from March 2006 until September 2007. aQuantive was acquired by Microsoft in August 2007. Prior to this position, Mr. Wisehart served as Executive Vice President and Chief Financial Officer of Western Wireless Corporation, a cellular phone service provider, from January 2003 until September 2005. Western Wireless was acquired by Alltel in August 2005. Prior to that time, Mr. Wisehart served as Chief Financial Officer of iNNERHOST, Inc., a web hosting services company, from October 2000 through February 2002, and as President and Chief Executive Officer for Teledirect International, Inc., a marketing automation software company, from February 1999 through October 2000. Mr. Wisehart serves on the Board of Directors of Centri Technology, Inc., a wireless service technologies company focusing on advanced data acceleration.

        Mr. Wisehart's experience as a Chief Financial Officer and on public company audit committees has given him financial expertise to serve as one of our Audit Committee financial experts and chairman of the Audit Committee. His experience with the financial and corporate development matters of telecommunications and technology companies is especially valuable. He also has gained experience in risk management from his work as a public company executive officer and audit committee member, which is essential to the Audit Committee and the Board of Directors.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

 CORPORATE GOVERNANCE

Committees of the Board of Directors

        We have the following standing committees of our Board of Directors: Leadership and Compensation Committee, Audit Committee and Corporate Governance and Nominating Committee. Each committee has a charter which is available for review at the following website, www.earthlink.net. The charters may be found by clicking "About Us," then "Investor Relations" and then "Corporate Governance."

  Leadership and Compensation Committee

        The Leadership and Compensation Committee presently consists of Ms. Bowick (Chairperson), Mr. McGuire, Mr. Wheeler and Mr. Wisehart. The Leadership and Compensation Committee met six times during the year ended December 31, 2011. The Leadership and Compensation Committee establishes and approves cash and long-term incentive compensation for our executive officers and directors. The Leadership and Compensation Committee also administers our equity-based compensation plans. The Board of Directors has determined that the members of our Leadership and Compensation Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules for NASDAQ-listed companies.

        The Leadership and Compensation Committee retains an outside independent compensation consultant to provide information and advice concerning compensation. During 2011, the Leadership and Compensation Committee engaged the outside independent consulting firm of Frederic W. Cook & Co., Inc. as part of its review of compensation. The nature and scope of Frederic W. Cook & Co.'s assignment is described on pages 22-23 of this Proxy Statement.

  Audit Committee

        The Audit Committee presently consists of Mr. Wisehart (Chairperson), Ms. Fuller, Mr. Koretz and Mr. McGuire. The Audit Committee met 10 times during the year ended December 31, 2011. The Audit Committee is responsible for selecting our independent registered public accounting firm, reviewing the results and scope of audits and other services provided by our independent registered public accounting firm, reviewing the results and scope of audits performed by our internal auditors, and reviewing and evaluating our financial reporting and disclosure processes and internal control functions, including management's evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that the members of our Audit Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules for NASDAQ-listed companies and Sections 10A(m)(3)(a) and (B) of the Securities Exchange Act of 1934, as amended. In addition, the Board of Directors has determined that all members of our Audit Committee are financially literate as prescribed by the NASDAQ Listing Rules and that Mr. McGuire and Mr. Wisehart are each "audit committee financial experts," within the meaning of the regulations promulgated by the Securities and Exchange Commission, or SEC. No member of the Audit Committee received any payments during 2011 from us or our subsidiaries other than compensation received as a director of EarthLink.

  Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee presently consists of Ms. Fuller (Chairperson), Ms. Bowick, Mr. Koretz and Mr. Wheeler. The Corporate Governance and Nominating Committee met five times during the year ended December 31, 2011. The Corporate Governance and Nominating Committee is responsible for overseeing our corporate governance principles, guidelines and practices, and identifying, nominating, proposing and qualifying nominees for open seats on the Board of Directors. The Board of Directors has determined that the members of our Corporate Governance and Nominating Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules for NASDAQ-listed companies.

Corporate Governance Matters

  Identifying and Evaluating Nominees

        The Corporate Governance and Nominating Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board of Directors, our officers and employees and other sources that the Corporate Governance and Nominating Committee deems appropriate. The Corporate Governance and Nominating Committee also will consider stockholder recommendations for nominees for director subject to such recommendations being made in accordance with our certificate of incorporation. In addition to the Corporate Governance and Nominating Committee's charter, we have Corporate Governance Guidelines that contain, among other matters, important information concerning the Corporate Governance and Nominating Committee's responsibilities when identifying and evaluating nominees for director. You will find the charter and guidelines at www.earthlink.net by selecting the following links: "About Us," then "Investor Relations" and then "Corporate Governance."

        The Corporate Governance and Nominating Committee considers a number of factors, including an individual's competencies, experience, reputation, integrity, independence and potential for conflicts of interest when identifying director nominees. It also is important to the Corporate Governance and Nominating Committee that the Board of Directors works together in a cooperative fashion. When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance and Nominating Committee also considers that individual's past contribution and future commitment to EarthLink. The Corporate Governance and Nominating Committee conducts an annual review of the skills, experience and attributes of the Board of Directors to ensure that there is a proper balance. The Corporate Governance and Nominating Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. There are not specific weights given to any one factor, but among the items considered are senior leadership experience, business development/M&A expertise, financial expertise, public company board experience, private equity experience, diversity, independence, innovation, Internet Service Provider industry expertise, competitive local exchange carrier industry expertise, cable industry expertise, small-medium business expertise, operational expertise, global expertise, IT/technical expertise, brand marketing expertise, government/public policy expertise, governance/legal expertise, executive compensation/human resources expertise and risk management expertise. Additionally, the Corporate Governance and Nominating Committee will continue to seek to populate the Board of Directors with a sufficient number of independent directors to satisfy NASDAQ listing standards and SEC requirements. The Corporate Governance and Nominating Committee will also seek to ensure that the Board of Directors, and consequently the Audit Committee, will have at least three independent members that satisfy NASDAQ financial and accounting experience requirements and at least one member who qualifies as an audit committee financial expert.

        As required by our certificate of incorporation, any stockholder recommendation for a nominee for director to be voted upon at the 2013 Annual Meeting of Stockholders must be submitted in writing to our Corporate Secretary no later than 90 days in advance of our 2013 Annual Meeting of Stockholders, which is scheduled for May 7, 2013. In addition, the stockholder's notice must include (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of shares entitled to vote at the applicable meeting and intends to appear in person or by proxy at the applicable meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) all other information regarding each nominee proposed by the stockholder as would be required to be included in a proxy statement filed pursuant to the then-current proxy rules of the SEC if the nominees were to be nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director if elected. These requirements are separate from the requirements that stockholders must meet to include proposals in the proxy materials for the 2013 Annual Meeting of Stockholders, discussed later in this Proxy Statement.

        Our Fourth Amended and Restated Bylaws include director qualification requirements which require each director and nominee for election as a director to deliver to the Company's Secretary a written questionnaire with respect to the director's or nominee's background and qualifications as well as a representation and agreement (the "Director Agreement"). The Director Agreement requires directors and nominees to disclose certain types of voting commitments and compensation arrangements to which the director or nominee is subject. The Director Agreement also requires a representation that the director or nominee, if elected, would be in compliance with all of the Company's applicable corporate governance, conflict of interest, confidentiality, securities ownership and trading policies and guidelines, and further provides for the immediate resignation of a director if he or she is found by a court of competent jurisdiction to have breached the Director Agreement in any material respect.

        There is no difference in the manner by which the Corporate Governance and Nominating Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

  Director Independence

        The Board of Directors considers director independence based both on the meaning of the term "independent director" set forth in Rule 5605(a)(2) of the NASDAQ Listing Rules for NASDAQ-listed companies and on an overall review of transactions and relationships, if any, between the director and us.

        In January 2012, the Board of Directors undertook its annual review of director independence. As part of its annual review, the Board of Directors considers whether there are any transactions and relationships between a director or any member of his or her immediate family and us. The purpose of this review is to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent. There currently are no such transactions or relationships to review.

        The Board of Directors has determined that Ms. Bowick, Ms. Fuller and Messrs. Koretz, McGuire, Wheeler and Wisehart are independent. We have one director who is not independent, Mr. Huff, because he is our Chief Executive Officer.

        The independent directors of the Board of Directors meet in executive session at least quarterly.

  Board Leadership Structure and Role in Risk Oversight

        Mr. Huff serves as our Chief Executive Officer and our Chairman of the Board. The Chairman of the Board presides at meetings of the stockholders and of the Board of Directors and has such other powers and duties as may be conferred upon him by the full Board of Directors. In order to assure the independent directors continue to play a leading role in our governance, our Board of Directors has an independent Lead Director who is appointed on an annual basis. Ms. Fuller currently serves as our independent Lead Director. In her role as independent Lead Director, Ms. Fuller has the following duties:

  •
  presides at all meetings of the Board of Directors at which the Chairman of the Board is not present, including executive sessions of the independent directors;

  •
  serves as liaison between the Chairman of the Board and the independent directors;

  •
  provides advice and counsel to the Chairman of the Board on Board of Directors meeting agendas and schedules;

  •
  has the authority to call meetings of the independent directors;

  •
  is available for consultation and direct communication, under appropriate circumstances, if requested by major shareholders; and

  •
  serves as Chairperson of the Corporate Governance and Nominating Committee.

        The Board of Directors has three standing committees, Audit, Corporate Governance and Nominating and Leadership and Compensation. Each committee has a separate chairperson and each of the Audit, Corporate Governance and Nominating and Leadership and Compensation Committees are comprised solely of independent directors. Our Corporate Governance Guidelines provide that the independent directors will meet in executive session at least quarterly, and the Lead Director (or the chairperson of an independent committee, if appropriate) presides at these sessions.

        Given our position in the highly competitive communications and IT services industry, we believe having a combined Chief Executive Officer and Chairman of the Board position, along with an independent Lead Director and independent committees, is the most appropriate structure for us and our stockholders. The combined position of Chairman of the Board and Chief Executive Officer provides clear leadership for us and to other members of our industry as we strive to generate stockholder value in this competitive industry through the implementation of our business strategy. The Lead Director facilitates the role of the independent directors by providing leadership to the independent directors and working closely with the Chairman of the Board. The Corporate Governance and Nominating Committee and the Board of Directors periodically evaluate our board leadership structure to ensure that it is appropriate for us at the time.

        Our Audit Committee charter provides that the Audit Committee is responsible for monitoring material financial and operating risks of the Company. On a quarterly basis, management reports to the Audit Committee regarding our various risk areas. On a quarterly basis, the Audit Committee receives a report from the Chief Financial Officer regarding risk management in which we identify our significant risk areas and oversight responsibility and evaluate each risk in terms of the likelihood and impact. The risks that are identified as probable to have the highest impact and are the most likely to occur are discussed in detail by the Board of Directors, including a review of the mitigation activities taken by us. The Board of Directors also engages in periodic discussions with the Chief Financial Officer and other members of management regarding risks as appropriate.

        In addition, each of the other committees of the Board of Directors considers risks within its area of responsibility. The Leadership and Compensation Committee considers succession planning, human resources risks and risks that may result from our executive compensation programs on a regular basis. In this regard, in May 2010 our Leadership and Compensation Committee approved a Compensation Recoupment Policy and in October 2011 it approved Share Ownership Guidelines for our Board of Directors and executive officers. Also, at the Leadership and Compensation Committee's direction, our management conducted a risk assessment of our sales incentives paid to employees of our Business Services segment (Sales incentives are not a feature of the compensation program for employees in our Consumer segment due to the different nature of the Internet access industry). The Leadership and Compensation Committee believes that overall the risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us.

        Periodically, the Corporate Governance and Nominating Committee, along with the full Board of Directors, considers governance risks. The current leadership structure of the Board of Directors supports the risk oversight functions described above by providing independent leadership at the committee level, with ultimate oversight by the full Board of Directors as led by our Chairman of the Board and Lead Director.

  Stockholder Communications with the Board of Directors

        We encourage stockholders to communicate with our Board of Directors by sending written correspondence to EarthLink, Inc., Attention: Lead Director, 1375 Peachtree Street, Mail Stop 1A7-14, Atlanta, Georgia 30309. We do not screen correspondence for content but may screen regular incoming mail for security reasons. The Lead Director and her duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Lead Director is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications are to be presented to the full Board of Directors or other appropriate body.

  Annual Performance Evaluations

        Our Corporate Governance Guidelines provide that the Board of Directors and its Committees shall conduct an annual evaluation to assess and enhance their effectiveness. The Audit Committee, Leadership and Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self-evaluation. The Board of Directors, Audit Committee, Leadership and Compensation Committee and Corporate Governance and Nominating Committee each conducted an annual self-evaluation process during 2011.

  Policy Regarding Attendance at Annual Meetings

        We have a policy encouraging directors to attend annual meetings of stockholders. Six of our directors were present at the 2011 Annual Meeting of Stockholders; at the time of the 2011 Annual Meeting of Stockholders, our Board of Directors had seven members.

  Codes of Ethics

        We have a Code of Ethics for our Chief Executive Officer and Senior Financial Officers. We also have a Code of Business Conduct and Ethics for directors, officers and employees. Copies of each of these codes may be found at the following website, www.earthlink.net. You will find the codes by selecting the following links: "About Us," then "Investor Relations" and then "Corporate Governance."

Corporate Governance and Nominating Committee Report

        The Corporate Governance and Nominating Committee's overall purposes are to (a) oversee our corporate governance principles, guidelines and practices; (b) oversee our regulatory compliance and applicable public policy and legislative matters; and (c) identify, interview, qualify and recommend to the Board of Directors individuals to stand for election to, or fill any vacant seats on, the Board of Directors. The Corporate Governance and Nominating Committee of the Board of Directors is comprised entirely of independent directors.

        The Corporate Governance and Nominating Committee operates under a written charter. During 2010, the Corporate Governance and Nominating Committee had reviewed and reassessed its charter and determined to amend the charter to assign responsibility for oversight of our regulatory compliance and applicable public policy and legislative matters to the Corporate Governance and Nominating Committee in light of our acquisition of ITC^DeltaCom and our pending acquisition of One Communications, whose operations are subject to greater federal and state regulation than our consumer business. The Corporate Governance and Nominating Committee now receives from management on a quarterly basis a public policy, legislative and regulatory compliance update.

        Among the Corporate Governance and Nominating Committee's activities during 2011 and to date in 2012 were the following:

  •
  Updated the Board of Directors Goals, Objectives and Duties document to synchronize the Board's 2011 objectives with the performance objectives of our Chief Executive Officer, which are described on pages 24-25 of this Proxy Statement.

  •
  Recommended Nathaniel A. Davis and Garry K. McGuire as directors in connection with an extensive new director search process.

  •
  Updated the Corporate Governance Guidelines.

  •
  Recommended amendments to our Bylaws addressing a number of Board of Directors and stockholder procedural matters.

        Since late 2010, the Corporate Governance and Nominating Committee has been engaged in a periodic process to add new members to our Board of Directors in light of the significant growth in our business services operations through our acquisitions, including ITC^DeltaCom, One Communications and STS Telecom, among others. In this regard, the Corporate Governance and Nominating Committee engaged an executive search firm to assist it in reviewing and identifying qualified candidates to serve on the Board of Directors. This process, which remains ongoing, led to the appointments of Messrs. Davis and McGuire to our Board of Directors in 2011.

        Also, in connection with the 2011 Annual Meeting of Stockholders, the Corporate Governance and Nominating Committee reviewed each director's independence and affirmed that, other than Mr. Huff, each is independent based on the independence standards outlined in the NASDAQ Listing Rules for NASDAQ-listed companies and other standards considered by the Corporate Governance and Nominating Committee. Additionally, the Corporate Governance and Nominating Committee reviewed the qualifications of the directors nominated and determined that the nominees qualified for election at the 2012 Annual Meeting of Stockholders.

                Submitted by: Corporate Governance and Nominating Committee
                Marce Fuller (Chairperson)
                Susan D. Bowick
                David A. Koretz
                Thomas E. Wheeler

        The Corporate Governance and Nominating Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Director Compensation

        The following table presents information relating to total compensation of our directors for the year ended December 31, 2011, including Terrell B. Jones and Nathaniel A. Davis who resigned as directors effective March 18, 2011 and October 24, 2011, respectively. The following table does not present information for Rolla P. Huff, our Chairman and Chief Executive Officer, who did not receive additional compensation as a director and whose compensation is included in the Summary Compensation Table elsewhere in this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Susan D. Bowick	$135,000	$120,000	(3)	$—	$—	$—	$—	$255,000
Nathaniel A. Davis	87,500	100,000	(3)(4)	—	—	—	—	187,500
Marce Fuller	150,000	120,000	(3)	—	—	—	—	270,000
Terrell B. Jones	17,500	40,000	(3)	—	—	—	—	57,500
David A. Koretz	105,000	120,000	(3)	—	—	—	—	225,000
Garry K. McGuire	70,000	80,000	(5)	—	—	—	—	150,000
Thomas E. Wheeler	105,000	120,000	(3)	—	—	—	—	225,000
M. Wayne Wisehart	135,000	120,000	(3)	—	—	—	—	255,000

(1)
Compensation for stock awards represents the aggregate grant date fair value of the stock award, computed based on the number of stock awards granted and the closing stock price of EarthLink Common Stock on the date of grant. Assumptions used in the calculation of these award amounts are included in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference into this Proxy Statement. The aggregate number of stock awards outstanding as of December 31, 2011, were as follows: Ms. Bowick, 14,580, Mr. Davis, 0, Ms. Fuller, 14,580, Mr. Jones, 0, Mr. Koretz, 14,580, Mr. McGuire, 10,458, Mr. Wheeler, 14,580 and Mr. Wisehart, 14,580.

(2)
The aggregate number of option awards outstanding as of December 31, 2011, were as follows: Ms. Bowick, 0, Mr. Davis, 0, Ms. Fuller, 47,500, Mr. Jones, 0, Mr. Koretz, 0, Mr. McGuire, 0, Mr. Wheeler, 37,500 and Mr. Wisehart, 0.

(3)
Pursuant to the EarthLink, Inc. Board of Directors Compensation Plan, on January 3, 2011, we granted restricted stock units valued at $40,000 to each independent director serving on our Board of Directors on that date. The number of restricted stock units granted to each of these directors on this date was 4,630, which was based on the closing price of EarthLink Common Stock on the date of the grant, or $8.64 per share. Pursuant to the EarthLink, Inc. Board of Directors Compensation Plan, on May 4, 2011, we granted restricted stock units valued at $80,000 to each independent director serving on our Board of Directors on that date. The number of restricted stock units granted to each of these directors on this date was 9,950, which was based on the closing price of EarthLink Common Stock on the date of the grant, or $8.04 per share. The restricted stock units vest and become exercisable one year from the date of grant.

(4)
Pursuant to the EarthLink, Inc. Board of Directors Compensation Plan, on February 21, 2011, we granted restricted stock units valued at $20,000 to Mr. Davis for joining our Board of Directors on that date. The number of restricted stock units granted was 2,387, which was based on the closing price of EarthLink Common Stock on the date of the grant, or $8.38 per share. The restricted stock units expired unvested due to Mr. Davis' resignation from the Board of Directors.

(5)
Pursuant to the EarthLink, Inc. Board of Directors Compensation Plan, on July 20, 2011, we granted restricted stock units valued at $80,000 to Mr. McGuire for joining our Board of Directors on that date. The number of restricted stock units granted was 10,458, which was based on the closing price of EarthLink Common Stock on the date of the grant, or $7.65 per share. The restricted stock units vest and become exercisable one year from the date of grant.

        During 2011, each independent director received an annual retainer of $70,000 for serving on the Board of Directors, which was paid following the annual stockholder meeting in May 2011. We paid our Lead Director an additional annual retainer of $20,000. We paid the Chairperson of the Audit Committee and the Chairperson of the Leadership and Compensation Committee an additional annual retainer of $20,000 for serving in such capacity. We paid the Chairperson of the Corporate Governance and Nominating Committee an additional annual retainer of $10,000 for serving in such capacity.

        During 2011, we reimbursed directors for the expenses they incurred in attending meetings of the Board of Directors or committees thereof.

        Under the Board of Directors Compensation Plan, each independent director receives a grant of restricted stock units once each year covering stock valued at $80,000 at the time of the grant. The grants are made on the first business day immediately following the annual stockholder meeting in May. The restricted stock units vest after one year or upon an earlier change in control, and upon vesting the director will receive shares of Common Stock.

        Our Chief Executive Officer does not receive additional compensation for serving as a director or Chairman of the Board.

        We pay program fees and associated travel expenses for each director to participate in relevant director education programs.

        We do not pay additional compensation to directors who are not independent for their service as directors but do reimburse such directors for expenses incurred in attending meetings of the Board of Directors and its committees.

        The Leadership and Compensation Committee periodically considers our Board of Directors compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on the Board of Directors and its various committees. The Leadership and Compensation Committee also periodically reviews the compensation policies of other public company boards of directors by reviewing market surveys of director compensation data prepared by third party consulting firms, including a survey of technology companies.

 EXECUTIVE OFFICERS

        Our executive officers serve at the discretion of the Board of Directors, and serve until they resign, are removed or are otherwise disqualified to serve, or until their successors are elected and qualified. Our executive officers presently include: Rolla P. Huff, Kevin F. Brand, Vikram K. Desai, Samuel R. DeSimone, Jr., Barbara M. Dondiego, Bradley A. Ferguson, Brian P. Fink, Stacie S. Hagan, James P. O'Brien, Cardi M. Prinzi, Robert L. Scott, Mae H. Squier and Joseph M. Wetzel. The following sets forth biographical information for our executive officers who are not directors. Biographical information for Rolla P. Huff, who is also a director, is provided in the section entitled "Proposal 1—Election of Directors—Directors Standing for Election" of this Proxy Statement.

Kevin F. Brand—Executive Vice President, Consumer Products and Support

Age: 53

        Mr. Brand has served as our Executive Vice President, Consumer Products and Support since November 2010. Mr. Brand joined us in June 2001 and served as Vice President, Network Operations and Vice President, Products prior to his current role. Mr. Brand was Executive Vice President of Operations at CAIS Internet from November 1999 through January 2001. From June 1980 through November 1999, Mr. Brand worked in a variety of management positions at AT&T, AT&T Paradyne and AT&T Bell Laboratories in operations, customer support, product management, marketing and technical areas.

Vikram K. Desai—President, Advanced Services

Age: 47

        Mr. Desai has served as our President, Advanced Services since July 2011. During the prior six years, he served as President and Chief Executive Officer of emerging growth IT infrastructure, application software and application security companies, including: Liquid Computing Corporation (December 2008-March 2010); Viziant Corporation (February 2006-February 2008); and Kavado Inc. (April 2004-August 2005). From August 2001 to April 2004, Mr. Desai served as Chief Operating Officer of application networking company Radware, Inc. In addition, Mr. Desai has held executive sales and marketing roles with Global Crossing, MCI Communications, and WorldCom Inc. Mr. Desai currently serves on the Boards of Directors of Security Innovation, Inc., an application security assessment and risk management company, and SCADA Security Innovation, Inc., a developer of advanced security solutions for computer systems that monitor and control industrial infrastructure.

Samuel R. DeSimone, Jr.—Executive Vice President, General Counsel and Secretary

Age: 52

        Mr. DeSimone has served as our Executive Vice President, General Counsel and Secretary since February 2000. Prior to that, Mr. DeSimone served in such capacities at MindSpring Enterprises Inc. since November 1998 prior to its merger with EarthLink Network, Inc. in February 2000. From September 1995 to August 1998, Mr. DeSimone served as Vice President of Corporate Development with Merix Corporation, a printed circuit board manufacturer. From June 1990 to August 1995, he was an associate attorney and a partner with Lane Powell Spears Lubersky of Portland, Oregon.

Barbara M. Dondiego—Senior Vice President, Chief Marketing Officer—EarthLink Business

Age 36

        Ms. Dondiego has served as our Senior Vice President of Marketing and Chief Marketing Officer since January 2011. Previously, Ms. Dondiego served as Senior Vice President of Marketing and Product Development for ITC^DeltaCom from August 2009 through December 2010. Ms. Dondiego joined

WilTel Communications in 2004 which was acquired by Level 3 Communications Inc., an international provider of fiber-based communications services, in 2005 where she held various marketing leadership positions including Senior Vice President of Marketing and Vice President of Marketing from 2004 to August 2009. Prior to joining Level 3, Ms Dondiego held various leadership roles at McLeodUSA and MCI from 1996 to 2006.

Bradley A. Ferguson—Executive Vice President, Chief Financial Officer

Age: 41

        Mr. Ferguson has served as our Executive Vice President, Chief Financial Officer since August 2009. He also serves as our Principal Accounting Officer. From September 2005 to August 2009, Mr. Ferguson served as our Vice President, Controller. From September 2002 to September 2005, Mr. Ferguson served as our Vice President—Commercial Finance. Mr. Ferguson has been an officer of our Company since the merger of EarthLink Network, Inc. and MindSpring Enterprises, Inc. in February 2000 and was an officer of MindSpring Enterprises, Inc. prior to that time. Prior to joining MindSpring, Mr. Ferguson was a member of the audit practice at Arthur Andersen LLP.

Brian P. Fink—Executive Vice President, Chief Strategy Officer

Age: 49

        Mr. Fink has served as our Executive Vice President, Chief Strategy Officer since January 2012. He was our Executive Vice President, Managed Services from July 2011 to January 2012 and was our Senior Vice President, Strategic Planning and Program Delivery from January 2011 to July 2011. From May 2009 to January 2011, Mr. Fink served as the Managing Partner of IntegraTouch, LLC, a company he founded which operates as a development, operations and integration solutions company; from December 2002 to May 2007, he served IntegraTouch, LLC as Chief Executive Officer, Managing Partner and member of the Board of Directors. From May 2007 to May 2009 Mr. Fink served as Executive Vice President and Chief Information Officer of One Communications, a regional telecommunications provider. From 1994 to 2002, Mr. Fink served in officer positions, including Senior Vice President of Product and Systems, with Global Crossing / Frontier Communications, an IP solutions provider. Prior to 1994, Mr. Fink held the Chief Information Officer position for a regional telecommunications company, Schneider Communications, and development and strategic planning roles for AT&T Bell Labs. Mr. Fink continues to serve as a member of the Board of Directors at IntegraTouch, LLC.

Stacie S. Hagan—Executive Vice President, Chief People Officer

Age: 45

        Ms. Hagan has served as our Executive Vice President, Chief People Officer since March 2007. Ms. Hagan joined us in September 2002 and has served in several capacities, including Vice President, Human Resources. Prior to joining us, Ms. Hagan served as President/Principal at SynerChange International, Inc. from 1993 until 2002.

James P. O'Brien—Executive Vice President, Network Services and Customer Operations

Age: 48

        Mr. O'Brien has served as our Executive Vice President, Network Services and Customer Operations since December 2010 following our acquisition of ITC^DeltaCom. Previously, Mr. O'Brien served as Executive Vice President, Operations of ITC^DeltaCom since March 2005. He served as Senior Vice President for Engineering and Operations at ICG Communications, Inc. from December 1999 to March 2005. Prior to joining ICG Communications, Inc., Mr. O'Brien held positions at ICG/AT&T and The Associated Press.

Cardi M. Prinzi—Executive Vice President, Marketing

Age: 55

        Mr. Prinzi has served as Executive Vice President, Marketing since November 2010. Mr. Prinzi joined us in July 2009 and served as President, New Edge Networks prior to his current role. From September 2003 to June 2009, Mr. Prinzi served as Senior Vice President of Marketing of TelePacific Communications, a business telecommunications company. In addition, Mr. Prinzi has held executive level positions at Pihana Pacific, Inc. (Equinix, Inc.), WorldCom/MFS and Sprint.

Robert L. Scott—Chief Information Officer

Age: 49

        Mr. Scott has served as our Chief Information Officer since April 2008. From August 2003 to April 2008, Mr. Scott served as Chief Information Officer of BT Global Financial Services (Radianz), a connectivity services provider. Mr. Scott has held officer level positions as Chief Information Officer and Chief Technology Officer at MPower Communications and Logix Communications, respectively.

Mae H. Squier—President, Premier Business Solutions

Age: 50

        Ms. Squier has served as President, Premier Business Solutions since July 2011. Previously, she served as Senior Vice President—Business Solutions of Current Group, a clean energy software and analytic provider from April 2007 until July 2011. From 1998 to 2006, Ms. Squier was Chief Operating Officer of Choice One Communications, Inc., an integrated broadband data, internet and telecommunications service provider. Choice One Communications Inc. filed a voluntary petition under Chapter 11 of the Bankruptcy Code in October 2004 and emerged from bankruptcy protection in November 2004. From 2006 to 2007, Ms. Squire was President, Network Services of One Communications which was formed by the merger of Choice One Communications and two other companies.

Joseph M. Wetzel—President and Chief Operating Officer

Age: 56

        Mr. Wetzel has served as our President since May 2010 and as our Chief Operating Officer since August 2007. Mr. Wetzel served as the President and Chief Operating Officer of Mpower Holding Corporation, a business telecommunications company, from July 2001 until its merger with a subsidiary of U.S. TelePacific Holdings Corp. in August 2006. Prior to that, Mr. Wetzel served as President of Operations of Mpower Holding Corporation from August 2000 through July 2001. He also served on the Board of Directors of Mpower Holding Corporation from March 2002 until April 2003. Mpower filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in April 2002 and emerged from bankruptcy protection in July 2002. From 1997 to 2000, Mr. Wetzel was Vice President of Technology with MediaOne Group and from 1993 to 1997 was Vice President of Technology with MediaOne's multimedia group.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC. These persons are also required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2011, except that one Form 4 reporting two transactions was filed late for Mr. Prinzi.

 BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth information concerning the beneficial ownership of our issued and outstanding Common Stock by (i) those persons known by management to own beneficially more than 5% of our issued and outstanding Common Stock, (ii) our directors, (iii) the executive officers identified as "Named Executive Officers" in the Summary Compensation Table on page 33 of this Proxy Statement, and (iv) all of our directors and officers as a group. Except as otherwise indicated in the footnotes below, such information is provided as of February 29, 2012. According to SEC rules, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise.

Name and Address of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Susan D. Bowick	30,495		*
Kevin F. Brand	108,358	(4)	*
Bradley A. Ferguson	170,614	(5)	*
Marce Fuller	86,216	(6)	*
Stacie S. Hagan	158,562	(7)	*
Rolla P. Huff	862,983	(8)	*
David A. Koretz	30,495		*
Garry K. McGuire	—		*
Joseph M. Wetzel	300,261	(9)	*
Thomas E. Wheeler	84,339	(10)	*
M. Wayne Wisehart	27,509		*
Renaissance Technologies LLC.	6,786,739	(11)	6.4%
Dimensional Fund Advisors LP	6,711,912	(12)	6.3%
Sterling Capital Management LLC	6,690,224	(13)	6.3%
Artisan Partners Holdings LP	6,622,140	(14)	6.2%
BlackRock, Inc.	6,151,376	(15)	5.8%
All directors and executive officers as a group (19 persons)	2,111,271	(16)	2.0%

*
Represents beneficial ownership of less than 1.0% of our Common Stock.

(1)
Except as otherwise indicated by footnote below or in any applicable Schedule 13D, Schedule 13G or Form 13F, (i) the named person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, and (ii) the address of the named person is that of EarthLink.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC based on factors such as voting and investment power with respect to shares of Common Stock.

(3)
Calculated based on 106,503,490 shares of Common Stock outstanding as of February 29, 2012.

(4)
Includes options to purchase 46,000 shares of Common Stock.

(5)
Includes options to purchase 32,032 shares of Common Stock.

(6)
Includes options to purchase 37,500 shares of Common Stock.

(7)
Includes options to purchase 31,688 shares of Common Stock.

(8)
Includes options to purchase 250,000 shares of Common Stock.

(9)
Includes options to purchase 56,251 shares of Common Stock.

(10)
Includes options to purchase 37,500 shares of Common Stock.

(11)
Represents beneficial ownership as of December 31, 2011, according to the Schedule 13G filed by Renaissance Technologies LLC ("Renaissance Technologies") and Renaissance Technologies Holdings Corporation ("Renaissance Holdings") on February 13, 2012. Renaissance Technologies has sole voting power over 6,154,081 of these shares, sole dispositive power over 6,345,096 of these shares and shared dispositive power over 441,643 of these shares. Renaissance Holdings has sole voting power over 6,154,081 of these shares, sole dispositive power over 6,345,096 of these shares and shared dispositive power over 441,643 of these shares. The address for Renaissance Technologies and Renaissance Holdings is 800 Third Avenue, New York, NY 10022.

(12)
Represents beneficial ownership as of December 31, 2011, according to the Schedule 13G filed by Dimensional Fund Advisors LP on February 10, 2012. The address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(13)
Represents beneficial ownership as of December 31, 2011, according to the Schedule 13G filed by Sterling Capital Management LLC on February 7, 2012. The address for Sterling Capital Management LLC is Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, NC 28211.

(14)
Represents beneficial ownership as of December 31, 2011, according to the Schedule 13G filed by Artisan Partners Holdings LP ("Artisan Holdings") on February 7, 2012. Artisan Holdings, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler and Carlene M. Ziegler (collectively, the "Artisan Entities") are each deemed to beneficially own 6,622,140 shares of Common Stock and each have shared voting power and shared dispositive power over the 6,622,140 shares. The address for the Artisan Entities is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(15)
Represents beneficial ownership as of December 31, 2011, according to the Schedule 13G filed by BlackRock, Inc. on February 13, 2012. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(16)
Includes options to purchase an aggregate of 609,409 shares of Common Stock.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Guiding Philosophy

        Our primary executive compensation goals have been to:

  •
  offer competitive compensation to attract and retain talented executives;

  •
  tie annual cash incentives to achievement of performance objectives that tie directly to our strategic and operational goals; and

  •
  align executives' interests with long-term stockholder value creation.

        To achieve these goals, we have historically used a "Total Rewards" approach establishing a compensation package of separate, but integrated components, including: base salary, short-term annual cash incentives, long-term compensation incentives and health and welfare benefits. This "Compensation Discussion and Analysis" describes the executive compensation programs we have implemented in recent periods in order to advance our business strategy at the time, with an emphasis on our 2011 executive compensation and business strategy.

  Overview

        Following our restructuring in 2007, we were primarily an internet service provider and our business strategy focused on strengthening short-term performance by maximizing cash flows through customer retention and improved operational efficiency. At the same time we explored strategic alternatives that would deliver long-term shareholder value. Our compensation programs in 2008 through 2010 reflected this business strategy and our unique business position. Specifically, we structured our short-term annual incentive plan to incentivize cash generation with the only performance measure being tied to "Adjusted EBITDA." ("Adjusted EBITDA" refers to net income before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, impairment of goodwill and intangible assets, and restructuring and acquisition-related costs). Our long-term incentive programs were focused primarily on retention payments and restricted stock unit ("RSU") grants to retain executives during this transition period and reinforce the link to shareholders. We believe this executive compensation strategy was successful, demonstrated by strong cash flow performance in 2008 through 2010, our recent acquisitions of ITC^DeltaCom, One Communications and several smaller companies and the transformation of our business strategy.

        The year ended December 31, 2011 was a transition year for us and we began to redesign our executive compensation programs accordingly. In 2011, our business strategy reflected our new focus on becoming a communications and IT services provider resulting from these acquisitions, while we continued to emphasize maximizing cash flows in our consumer service segment. For our 2011 executive compensation program, our 2011 short-term incentive plan added a performance objective tied to revenue together with our prior Adjusted EBITDA objective. We also instituted an annual equity award program and for 2011 50% of the awards granted contained performance-based vesting provisions tied to critical acquisition integration milestones within the business services segment.

        We believe we are successfully transitioning to this new business strategy and we also continue to demonstrate strong cash-flow performance. For example, we increased our 2011 Adjusted EBITDA and Operating Cash Flow guidance in each of the third and fourth quarters of 2011 and final results exceeded the increased guidance amounts. ("Operating Cash Flow" refers to Adjusted EBITDA less cash used for purchases of property and equipment).

        In 2012, we are continuing our transition and have further refined our compensation strategy in light of the changes in our business strategy. Our 2012 short-term incentive plan includes performance objectives; 50% of which continue to be tied to Adjusted EBITDA and 50% to total company revenue. The equal weight assigned to these performance targets in the 2012 plan reflect the increasing emphasis on revenue that is in keeping with the new business services strategy. Our annual equity award program now includes RSUs containing performance-based vesting provisions and stock option grants.

  Executive Summary for 2011

        While maintaining our guiding philosophy of competitive and business focused Total Rewards, our compensation decisions in 2011 aligned our compensation practices with our new focus on being a leading communications and IT services company. The Leadership and Compensation Committee of the Board of Directors, or the Committee, designed the compensation programs for 2011 to incent the key talent necessary to drive our performance as well as to recruit new talent consistent with our new business focus. The Committee intends for the compensation programs to provide appropriate performance incentives while maintaining accountability to stockholders.

        During 2011, we completed our acquisitions of One Communications and STS Telecom, as well as four other acquisitions permitting us to grow our managed services product portfolio. We further made significant progress in 2011 by achieving synergies in our acquisitions, launching a nationwide product portfolio and developing the EarthLink Business brand. We also continued improvements in customer retention and operational efficiencies while generating significant cash. We generated $331 million in Adjusted EBITDA for 2011. In addition, we generated $229 million of Operating Cash Flow and returned to shareholders $70 million through dividends and share repurchases.

        Also in 2011 we successfully implemented a capital structure strategy that provided the flexibility to support our new strategic direction and enhance shareholder value. In May 2011 we issued $300 million of 8 7/8% senior notes due 2019. The proceeds of these notes provided the liquidity to purchase or redeem our approximate $255 million of 3.25% convertible senior notes which had an initial maturity date of November 15, 2011. We also entered into a $150 million revolving credit facility in May 2011.

        The short-term incentive plans described on pages 26 to 28 of this Proxy Statement were designed to provide compelling incentives for management to achieve performance against plan. In 2011, the plans' performance goals were based on Adjusted EBITDA and revenue targets. Final results were a 108% blended company achievement level for the bonus plan for the first half of 2011 and a 95.4% blended company achievement level for the bonus plan for the second half of 2011. The resulting payouts to our Named Executive Officers under our short-term annual bonus plans are provided on page 28 of this Proxy Statement.

        To further incent achievement of our new business strategy, in February 2011 the Committee authorized a grant of RSUs to selected employees, as described on pages 28 to 29 of this Proxy Statement. Of these RSUs 50% had performance-based vesting provisions together with service-based vesting following satisfaction of the objectives. These performance-based objectives were satisfied in 2011. Subsequent service-based vesting of the earned RSUs serves to retain key employees needed to further execute our strategy.

        As detailed below, the Committee believes total direct compensation for our Named Executive Officers, both on a targeted and actual basis, was reasonable and within the range of compensation offered by comparison companies and reflected our good performance in 2011. The Committee also believes the 2011 compensation design was effective in driving performance by generating meaningful rewards for achieving business objectives that our Board of Directors believes will lead to future overall shareholder value creation.

        We held our initial "say on pay" vote on our executive compensation policies at our 2011 Annual Meeting of Stockholders in May 2011. Accordingly, the results of this vote were not available when the Committee considered 2011 executive compensation matters in January and February of 2011. However, when considering 2012 executive compensation, the Committee took into account the fact that holders of approximately 80% of the shares of common stock voted on our 2011 executive compensation policies voted in favor of these policies. The Committee also sought to understand why some investors either voted unfavorably or abstained with respect to the 2011 "say on pay" proposal. The primary concerns expressed included the retention incentives used between 2008 and 2010 while our overall strategic direction was under review. The Committee believes that the retention incentives during this period were appropriate at the time and helped to incent superior operating results and to retain the management team required to develop our future strategy. However, in conjunction with our developing business strategy the Committee placed an increased emphasis on performance-based compensation in 2011 and again in 2012.

  Determining Compensation

        Leadership and Compensation Committee.    As described on page 7 of this Proxy Statement, we have a Leadership and Compensation Committee of the Board of Directors which currently consists of Ms. Bowick (Chairperson), Mr. McGuire, Mr. Wheeler and Mr. Wisehart. The Committee operates under a written charter adopted by the Board of Directors, which is available on our Internet website, www.earthlink.net. This charter is reviewed annually by the Committee and was last amended in January 2012. The Board of Directors has determined that the members of the Committee are "independent directors" (within the meaning of Rule 5605(a)(2) of the Rules of NASDAQ and the independence standards of our Corporate Governance Guidelines). While the Committee's charter does not specify qualifications required for Committee members, Ms. Bowick is a former executive officer of human resources at a large technology company and is currently the compensation committee chairperson for another public company's board of directors. Mr. McGuire and Mr. Wisehart have been members of other public company boards of directors and are former chief financial officers of public companies. Mr. Wheeler has been a member of other public company boards of directors and is a managing director of a venture capital fund which has ownership positions in numerous technology companies. Mr. McGuire and Mr. Wisehart are also members of the Audit Committee, which not only permits direct continuity between these two committees but also facilitates the Committee's review of whether our compensation programs pose any material risks for the Company.

        Beginning in August 2008, the Committee began working with Frederic W. Cook & Co., Inc. as its independent compensation consultant. The role of the consultant is to provide advice and counsel. In 2011, the consultant performed work at the direction and under the supervision of the Committee, and the Committee does not delegate authority to consultants or to other parties. The Committee confers with its outside consultant without management present to discuss our executive compensation programs, Chief Executive Officer compensation, and best practices in executive compensation matters. The Committee's consultant at times works directly with management on behalf of the Committee, but under direction and approval of the Committee. The Committee's consultant provides no other services to the Company.

        The table below outlines the roles and responsibilities related to executive compensation:

Leadership and Compensation Committee	• Designs, evaluates and approves our executive compensation plans, policies and programs
• Establishes the cash and short-term incentive compensation for our executive officers
• Determines the compensation programs for the members of our Board of Directors and its committees
• Reviews our sales incentive plans
• Administers our equity-based compensation plans

• Conducts a review of our management personnel and conducts management succession planning at least annually
• Reviews and evaluates the goals and objectives relevant to the compensation of our Chief Executive Officer annually
• Evaluates the performance of our Chief Executive Officer in light of his goals and objectives annually
Independent Board Members	• Provides final review of our Chief Executive Officer's compensation
F. W. Cook (Independent Consultant to the Committee)	• Participates in substantially all Committee meetings
• Reviews materials in advance, and provides to the Committee additional information on market trends

•

Provides advice, research and analytical services on a variety of subjects, including compensation of our Named Executive Officers, nonemployee director compensation, employment agreements, change in control and severance plans and adoption of stock ownership guidelines as well as general executive compensation trends

Chief Executive Officer	• Proposes compensation for our other Named Executive Officers
• Works with the Committee to determine the business performance targets in our bonus plans
• Attends Committee meetings, except for executive sessions related to his compensation

•

Our Chief Executive Officer does not make recommendations to the Committee regarding his annual base salary, his equity compensation awards or other long-term incentives or his annual bonus plan target payment

Other Members of Management	• Our Chief People Officer together with the Committee's external consultant prepare materials for the Committee using market data from both broad-based and targeted national compensation surveys

        In determining compensation, the Committee generally takes into account our business strategy, internal consistency, external market competitiveness in light of general economic trends, and individual and business performance.

        Competitive Market Information.    To ensure that our compensation programs are competitive, the Committee in 2011 compared our compensation practices to the competitive market using published proxy and survey data. For 2011, the Committee established a new comparison group to reflect the Company's shift in business strategy to an IT services and communications company resulting from its acquisition of ITC^DeltaCom Inc. and pending acquisition of One Communications. The companies included in this group are as follows:

        Cincinnati Bell Inc.

        Equinix Inc.

        Frontier Communications Corp.

        General Communication Inc.

        Global Crossing Ltd.

        Ibasis Inc.

        Ntelos Holdings Corp.

        Paetech Holding Corp.

        Premiere Global Services, Inc.

        Savvis, Inc.

        TW Telecom Inc.

        Vonage Holdings Corp.

        Windstream Corp.

        The Committee also continued to use established data bases as a "check and balance" for the comparison group. These databases were Equilar's Executive Insight Database of telecom companies with annual revenue of $750 million to $3 billion, the Radford Global Technology Executive Survey of companies with annual revenue of $1 billion to $3 billion, and the Mercer U.S. Telecommunications Company Survey (which was used by the Committee for the first time in 2011). The Committee reviewed these databases because they contain a sufficient number of comparator companies to provide reliable benchmarks for each of our executive positions. The Committee used data from these sources to evaluate base salary, total annual cash compensation, target annual incentive levels and total direct compensation for our Named Executive Officers. Management provided the Committee with comparisons for base salary, total annual cash compensation (base salary plus annual incentives at both target incentive levels and actual performance-based incentive levels) and total direct compensation (base salary, annual cash incentives and long-term equity incentives).

        Based on the information available to the Committee for the comparison group and the established data bases prior to establishing base salaries and annual incentives for 2011, average total cash compensation for the Named Executive Officers was 95% of the market median. The average total direct compensation for the named executive officers was 86% of the median.

        Executive Performance.    In 2011, the Committee also took into consideration individual and overall Company operating performance to ensure executive compensation reflected past performance as well as future potential and adequately differentiates between executive officers, based on scope and complexity of the executive officer's job position, market comparisons and individual performance.

        The Chief Executive Officer's performance is reviewed annually by the Committee and the Board of Directors prior to considering changes in base salary, bonus payouts and total compensation. In February 2011, the Committee and the Board of Directors reviewed the Chief Executive Officer's annual performance in light of Company performance and leadership objectives designated by the Board of Directors as essential to the role of the Company's Chief Executive Officer for 2010.

        In this review the Board of Directors also established Mr. Huff's 2011 performance objectives which included:

  •
  conducting our business in a way that is consistent with our company's mission and values;

  •
  meeting or exceeding financial commitments we make to our shareholders;

  •
  building and communicating our strategy to evolve EarthLink into a leading communications and IT services provider;

  •
  successfully integrating acquisitions against goals to meet financial synergy targets and optimize assets and skill sets acquired;

  •
  building a strong succession planning process that serves as the foundation for developing and deploying people at every level of the company to support our short and long term strategic intent; and

  •
  developing a capital structure strategy that provides the flexibility to support our strategic direction and optimizes shareholder value.

        The compensation policies with respect to our Named Executive Officers in 2011 did not differ materially between these officers, other than that our Chief Executive Officer and our President and Chief Operating Officer have employment agreements. Other than with respect to the Chief Executive Officer's individual performance objectives, our targets and compensation philosophy were consistent across all Named Executive Officers.

  Elements of Executive Compensation

        The elements of executive compensation in 2011 included base salary, short-term incentives, long-term incentive compensation, and benefits. In 2011, the Committee did not allocate specific weight to each of the compensation components, but its intent was to:

  1)
  align total direct compensation (including base salary, annual cash incentives and long-term equity incentives) with our business goals; and

  2)
  ensure that compensation was competitive with other companies of similar size operating in the technology and telecommunications sectors.

        We evaluated each component of compensation in comparison to past Company practice, competitive benchmarks and Company performance goals.

  Base Salaries

        In February 2011, the Committee reviewed base salaries of our executive officers in relation to the market median of comparison companies and approved base salary increases. The 2011 total base salaries for our Named Executive Officer group, excluding our Chief Executive Officer, were approximately 100% of the market median described above, with individuals ranging between 85% and 111% of market median.

        The following table summarizes the 2011 base salaries for our Named Executive Officers, which became effective in March 2011:

Name and Title	2011 Base Salaries
Rolla P. Huff	$825,000
Chairman of the Board and Chief Executive Officer
Joseph M. Wetzel	490,700
President and Chief Operating Officer
Bradley A. Ferguson	328,000
Executive Vice President, Chief Financial Officer
Kevin F. Brand	305,000
Executive Vice President, Consumer Products and Support
Stacie S. Hagan.	290,000
Executive Vice President, Chief People Officer

        In setting Mr. Huff's annual base salary for 2011, the Committee took into account compensation information for chief executive officers within the comparison and survey groups referenced above, Mr. Huff's leadership in our acquisitions of ITC^DeltaCom and One Communications and resulting shift in business strategy, and Mr. Huff's and our performance during 2010. Mr. Huff's annualized base salary for 2011 was determined to be 116% of the median for the comparison group. The Committee believes this 2011 base pay is reasonable in light of our performance under Mr. Huff's leadership.

  Short-Term Incentives

        2011 Incentive Plans.    In February 2011 when the Committee established the annual incentive goals for 2011, the One Communications and STS acquisitions were scheduled to close in the second quarter of 2011. In order to provide meaningful short-term incentives directly tied to our business, the Committee adopted two incentive plans for 2011. The performance measures and weights were the same for each plan. The objectives for the first six-month plan reflected the operating plan for the first six months of 2011. The objectives for the second six months, which were established in July, related to full year 2011 performance. The full year 2011 Adjusted EBITDA and revenue expectations took into account our transaction revenue projections for our ITC^DeltaCom, One Communications and STS acquisitions for full year 2011 performance, without an adjustment to reflect that One Communications actually had a lower than projected revenue run rate at the closing of the acquisition. In February 2012, the Committee authorized one incentive payment based on the achievements under both plans.

        Summarized in the table below are the performance measures, weights, and the rationale for including the measures.

Performance Measure	Weight	Rationale for Inclusion
Adjusted EBITDA	70%	• Reflects profitability and cash generation to incent efficient operations for historic business and profitability of acquired businesses
Total Revenue	30%	• Incents growth of acquired businesses

        In July 2011, the Committee reviewed our actual operating performance for the first six months of 2011 against the bonus plan goals and approved the blended achievement level of 108% of the target incentive potential. The incentive plan performance targets and achievement are summarized below:

First Six Months 2011 Incentive Plan Performance Targets and Achievement
(dollars in millions)

	50% Payout Threshold	100% Payout Target	200% Payout Maximum	Actual Performance	Achievement
Adjusted EBITDA (70%)	$126.1	$133.6	$152.1	$137.2	124.2%
Total Revenue (30%)	$473.5	$481.5	$497.5	$476.8	70.2%
Total Blended Achievement					108.0%

        In February 2012, the Committee reviewed our actual operating performance for the full year 2011 against the incentive plan goals and approved the blended achievement level of 95.4% of the target incentive potential. The incentive plan performance targets and achievement are summarized below:

Full Year 2011 Incentive Plan Performance Targets and Achievement
(dollars in millions)

	50% Payout Threshold	100% Payout Target	200% Payout Maximum	Actual Performance	Achievement- based Payout
Adjusted EBITDA* (70%)	$309.1	$327.5	$364.3	$330.5	112.1%
Total Revenue (30%)	$1,311.6	$1,333.8	$1,378.1	$1,314.5	58.5%
Total Blended (Achievement)					95.4%

*
Reflects certain adjustments to Adjusted EBITDA for unusual non-recurring items.

        Our Named Executive Officers' target incentive opportunity as a percentage of eligible earnings is identified in the table below. Each executive officer's incentive award is the product of the overall incentive payout percentage multiplied by the individual's target incentive opportunity multiplied by the individual's eligible earnings for 2011. Given the competitive market position of the compensation of our Named Executive Officers, the Committee determined to hold target incentive opportunities as a percentage of eligible earnings flat for 2011 for each of the Named Executive Officers, other than Ms. Hagan whose target incentive opportunity was increased to reflect the impact of her role in our organizational transition resulting from acquisitions and new strategic direction.

        2011 Incentive Payments.    In light of our performance against the Adjusted EBITDA and revenue targets under our 2011 incentive plans, and taking into account the individual performance of each executive to ensure there were no cases of under-performance in terms of achievement of key 2011 corporate priorities (which were the same as Mr. Huff's 2011 performance objectives described above), the Committee approved the incentive payments earned under the 2011 incentive plans for the following Named Executive Officers with incentive payments being paid in cash in February 2012. Included in the incentive payment for Mr. Ferguson is a $38,000 discretionary award in light of his significant contribution to our closing and integrating six acquisitions in 2011.

Name	2011 Target Incentive Opportunity	2011 Annual Incentive Plan Payment
Rolla P. Huff	100%	$814,100
Joseph M. Wetzel	80%	387,263
Bradley A. Ferguson	60%	231,395
Kevin F. Brand	55%	165,922
Stacie S. Hagan.	55%	155,452

  Long-Term Incentive Compensation

        Our long-term incentive compensation plan for our executive officers historically has been based on our equity incentive plans. These plans promote ownership of Common Stock, which, in turn, provides a common interest between our stockholders and our executive officers. The Committee's current policy regarding the timing of equity grants provides that generally the Committee will consider a long-term incentive compensation program each year. The Committee will also consider periodic special grants and will consider grants of RSUs or stock options to a newly-hired or newly-promoted executive officer. The Committee may permit variance from this policy in its reasonable discretion. Grants made in 2011 were consistent with the Committee's general equity grant policy.

        The Committee's objectives for its 2011 long-term incentive compensation program were to utilize a mix of performance-based and service-based RSUs to drive retention of the leadership team and achievement of goals tied to our acquisitions and to increase the equity stake (vested and unvested) of our leadership team to align performance with creating shareholder value.

        After considering the factors above and a competitive market review of total compensation, in February 2011 the Committee granted 2011 long-term incentive compensation equity awards to the Named Executive Officers as set forth below:

Name	Number of RSUs Granted
Rolla P. Huff	257,143
Joseph M. Wetzel	90,000
Bradley A. Ferguson	48,750
Kevin F. Brand	45,250
Stacie S. Hagan.	45,000

        Of these RSUs, 50% are performance-based on successful completion of certain Company performance objectives related to the successful integration of acquisitions on established dates during 2011 and 2012, and 50% vest one-third each year on the anniversary of the grant date (assuming continued employment). Performance of the following three objectives must be achieved for the award to be

"earned." One-third of the performance-based award was to be earned with successful completion of each objective.

Objective 1:	Align sales and marketing organizations to defined customer segments, target verticals, and integrated product portfolio by December 31, 2011.
Objective 2:
Demonstrate organizational alignment via integrated compensation structure, consistent job levels and titles, company-wide approach to succession planning, and integrated benefits offering by April 1, 2012.
Objective 3:	Selected VOIP product and platform in place and operational for all new sales as of December 31, 2011.

        Failure to achieve an objective forfeits the respective portion of the award. Full vesting occurs on the third anniversary of the grant date (assuming continued employment). Objectives 1 and 3 were achieved by December 31, 2011. Objective 2 was also achieved in 2011. The RSU award provides for accelerated vesting of earned restricted stock units under certain circumstances after a change in control or position elimination.

  Benefits and Other Compensation

        We provide the Chief Executive Officer and his direct reports financial and tax planning services of up to an aggregate of $10,000 per year per person and annual executive physicals up to $2,000 per year per person. In addition, in 2011 we provided our executive officers with the same benefit package available to all of our salaried employees. This package includes:

  •
  Health and dental insurance (portion of costs);

  •
  Basic life insurance;

  •
  Long-term disability insurance; and

  •
  Participation in our 401(k) plan, including Company matching.

        Relocation benefits are also reimbursed under a corporate policy when they occur.

        We previously compensated Mr. Huff and Mr. Wetzel for temporary living expenses. In light of our expanded national footprint following our acquisitions of ITC^DeltaCom, One Communications, STS Telecom and other companies outside of Atlanta, we have contracted for fractional ownership in corporate aircraft that are available for business travel by Messrs. Huff and Wetzel pursuant to our use of corporate jet policy. We also terminated their temporary living expense arrangement and established a per diem policy for time spent in Atlanta.

  Employment Agreements

        We have had employment agreements with Mr. Huff and Mr. Wetzel since they commenced employment with us in 2007. In October 2011, the Committee approved amendments and restatements of these agreements. The Committee's primary purpose for the amendment and restatement for Mr. Huff was to provide for a term of December 31, 2012 and a nonrenewal provision pursuant to which the agreement may be terminated by either us or Mr. Huff on 90 days notice prior to December 31, 2012 or any subsequent term. The amended and restated agreement provides that our providing a notice of nonrenewal would permit Mr. Huff to terminate the agreement for "good reason."

        The Committee's primary purpose for the amendment and restatement for Mr. Wetzel was to provide for term and nonrenewal provisions, which are the same as in Mr. Huff's amended and restated agreement. Additionally, the Wetzel employment agreement eliminates Mr. Wetzel's right to receive a "single trigger" payment upon a "non-public change in control event;" provided that in order to comply with Section 409A of the Internal Revenue Code, the termination of this right does not become effective until 12 months from the date of the Wetzel employment agreement.

        See "Employment Agreements with our Chief Executive Officer and our President and Chief Operating Officer" on pages 37 to 38 of this Proxy Statement for a description of the amended and restated employment agreements.

  Change in Control and Severance Payments

        Our executive officers are eligible for benefits and payments if employment terminates if there is a change in control or due to position elimination. We believe that we should provide reasonable severance benefits to employees in the event their positions are eliminated. With respect to our Named Executive Officers, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. Such arrangements also should disentangle us from the former executive as soon as practicable.

        We have a Change-In-Control Accelerated Vesting and Severance Plan, or CIC Plan, which provides our Named Executive Officers other than Mr. Huff and Mr. Wetzel with change in control protection as described below. We provide Messrs. Huff and Wetzel with change-in-control protections under their employment agreements as described below. We believe that by providing our Named Executive Officers with this change in control protection, we allow our senior management to focus on running our company to maximize long-term stockholder value and mitigate the necessity for management's attention to be diverted toward finding new employment in the event a change in control occurs. We also believe our arrangement facilitates the recruitment of talented executives through the provision of guaranteed protection in the event we are acquired after accepting an employment offer.

  Compensation Recoupment Policy

        The Committee has adopted a Compensation Recoupment Policy as an additional means for the Committee to manage our risk profile. The policy provides that in the event the Board of Directors determines that a significant restatement of our financial results or other Company metrics for any of the three prior fiscal years is required and such restatement is the result of fraud or willful misconduct, the Board has the authority to obtain reimbursement from our executive officers and any employees responsible for the fraud or willful misconduct resulting in the restatement if such individuals would have received less compensation had the results or metrics been properly calculated. In connection with the adoption of this policy, the Committee included in the 2011 annual incentive plan a "clawback" provision that would require a participant to reimburse incentive compensation to us to the extent required by the Compensation Recoupment Policy.

  Stock Ownership Guidelines

        In October 2010, the Committee recommended and our Board of Directors adopted Common Stock Ownership and Retention Guidelines for our directors and our Chief Executive Officer. In October 2011, the Committee expanded these guidelines to include all of our executive officers. Our Board of Directors believes that these individuals should own and hold Common Stock to emphasize the link between the directors and the executive officers and the long-term interests of stockholders and to communicate to investors, market analysts and the public that these individuals are tied directly to our long-term success through personal capital investment in our Common Stock. The guidelines require that each director own a minimum number of shares of our Common Stock having a fair market value equal to or exceeding three times the annual cash retainer for directors. The guidelines require that the Chief Executive Officer own a minimum number of shares of our Common Stock having a fair market value equal to or exceeding four times the Chief Executive Officer's base salary, our President three times his base salary, and our other executive officers two times their base salaries. "Fair market value" as of any measurement date is calculated as the average of the closing Common Stock price on NASDAQ for the trading days in the 30-calendar-day period immediately prior to such date. Until such time as the director or executive officer reaches his or her stock ownership guideline, such individual will be required to hold 50% of the net shares of Common Stock received upon lapse of the restrictions on restricted stock units and upon exercise of stock options. The Committee will review these stock ownership guidelines periodically and, if changes are deemed appropriate, submit such recommended changes to the Board of Directors for consideration and approval.

        Also, we amended our Insider Trading Policy in January 2012 to expressly prohibit our officers from engaging in hedging transactions. Previously the Policy had "discouraged" hedging transactions and required pre-clearance from our General Counsel before entering into a hedging transaction. None of our officers had engaged in a hedging transaction.

  Limitations on Deductibility of Compensation

        Under Section 162(m) of the Internal Revenue Code, a portion of annual compensation payable to any of our Chief Executive Officer and three other highest paid executive officers (other than our Chief Financial Officer) generally would not be deductible by us for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000 for the year. Qualifying performance-based incentive compensation (including performance-based compensation awards under our 2006 and 2011 Equity and Cash Incentive Plans), however, would be excluded for purposes of determining if the executive's compensation exceeded the $1,000,000 cap. The Committee addresses this issue when considering compensation arrangements for our executive officers. However, the Committee still believes that it is important that it have the flexibility to offer compensation that may not be deductible because of the Section 162(m) cap if deemed necessary to attract and retain qualified executive officers. In this regard certain of the compensation paid to Mr. Huff and Mr. Wetzel for 2011 will be non-deductible. In approving this compensation, the Committee considered that the Company has accumulated large net operating loss carry forwards to offset or reduce our future income tax obligations and, therefore, the deduction limitations imposed by Section 162(m) would not impact our financial results at this time.

Leadership and Compensation Committee Report

        The Leadership and Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" section of this Proxy Statement with management and, based on such review and discussion, the Leadership and Compensation Committee recommends that it be included in this Proxy Statement.

                  Submitted by: Leadership and Compensation Committee
                  Susan D. Bowick (Chairperson)
                  Garry K. McGuire
                  Thomas E. Wheeler
                  M. Wayne Wisehart

        The Leadership and Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our other filings and/or the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Leadership and Compensation Committee Interlocks and Insider Participation

        The Leadership and Compensation Committee currently consists of Ms. Bowick, Mr. McGuire, Mr. Wheeler and Mr. Wisehart. No member of the Leadership and Compensation Committee was an employee of EarthLink during the last fiscal year or an officer of EarthLink in any prior period. There are no Leadership and Compensation Committee interlocks between us and other entities involving our executive officers and members of the Board of Directors who serve as an executive officer or board member of such other entities.

Certain Relationships and Related Transactions

        Our Board of Directors has adopted a written policy that generally provides that we may enter into a related party transaction only if the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party; the transaction is approved by the disinterested members of the Board of Directors; or the transaction involves compensation approved by our Leadership and Compensation Committee.

        Our Audit Committee Charter provides that the Audit Committee shall approve in advance all transactions between us and any of our affiliates as well as all "related party" transactions required to be disclosed by applicable SEC disclosure rules. For 2011, there were no transactions that were required to be approved by the Audit Committee. In addition, management routinely notifies the Audit Committee of any proposed transaction between us and a company where a member of our Board of Directors serves as an outside director of that company even if this notification is not required by the Audit Committee Charter.

Executive Officer Compensation

Summary Compensation Table

        The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid during the years set forth below to persons who served as our Chief Executive Officer and our Chief Financial Officer in 2011 and the three other most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, serving at December 31, 2011. Such executive officers collectively are referred to as the "Named Executive Officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total(3) ($)
Rolla P. Huff	2011	$805,288	$—		$2,160,001	$—	$814,100	$—	$284,760	(7)	$4,064,149
Chairman of the Board	2010	800,000	1,100,000	(5)	1,194,293	—	1,361,600	—	155,850	(7)	4,611,743
and Chief Executive Officer	2009	830,769	1,100,000	(6)	140,199	—	1,661,538	—	141,423	(7)	3,873,929
Joseph M. Wetzel	2011	478,848	—		756,000	—	387,263	—	148,310	(8)	1,770,421
President and Chief	2010	454,577	415,000	(5)	567,340	—	618,952	—	97,475	(8)	2,153,344
Operating Officer	2009	432,000	415,000	(6)	47,611	—	561,000	—	83,620	(8)	1,539,231
Bradley A. Ferguson	2011	318,923	38,000		409,500	—	193,395	—	77,111	(9)	1,036,929
Executive Vice President,	2010	308,462	100,000	(5)	277,692	—	315,001	—	32,585	(9)	1,033,740
Chief Financial Officer	2009	278,846	100,000	(6)	470,400	—	278,846	—	54,526	(9)	1,182,618
Kevin F. Brand(4)	2011	298,365	—		380,100	—	165,922	—	54,855	(10)	899,242
Executive Vice President,	2010	296,538	90,000	(5)	220,183	—	277,589	—	21,391	(10)	905,701
Consumer Products and Support
Stacie S. Hagan(4)	2011	279,808	—		378,000	—	155,452	—	82,634	(11)	895,894
Executive Vice President, Chief People Officer	2009	270,000	130,000	(6)	22,801	—	270,000	—	69,024	(11)	761,824

(1)
Compensation for stock awards and option awards represents the aggregate grant date fair value of the award, computed based on the number of awards granted and the fair value of the award on the date of grant. Assumptions used in the calculation of these award amounts are included in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference into this Proxy Statement.

(2)
Non-equity incentive plan compensation for 2011 represents bonuses earned in 2011 under our 2011 Annual Bonus Plans. For 2011, our bonus plan payouts under those plans for the Named Executive Officers were a blended 108% of target for the bonus plan for the first six months of 2011 and 95.4% of target for the bonus plan for the second six months of 2011. The 2011 Annual Bonus Plan payments were made in cash in February 2012.

Non-equity incentive plan compensation for 2010 represents bonuses earned in 2010 under our 2010 Annual Bonus Plan. For 2010, our bonus plan payouts under this plan were 170.2% of target for the Named Executive Officers. The 2010 Annual Bonus Plan payments were made in cash in February 2011.

Non-equity incentive plan compensation for 2009 represents bonuses earned in 2009 under our 2009 Annual Bonus Plan. For 2009, our bonus plan payouts under this plan were 200% of target for the Named Executive Officers. The 2009 Annual Bonus Plan payments were made in cash in February 2010.

(3)
Salary, bonus and non-equity incentive plan compensation as a percentage of total compensation for each of our Named Executive Officers for 2011 is as follows: Mr. Huff, 40%; Mr. Wetzel, 49%, Mr. Ferguson 53%, Mr. Brand 52%, and Ms. Hagan, 49%.

Salary, bonus and non-equity incentive plan compensation as a percentage of total compensation for each of our Named Executive Officers for 2010 is as follows: Mr. Huff, 71%; Mr. Wetzel, 69%; Mr. Ferguson, 70% and Mr. Brand, 73%.

Salary, bonus and non-equity incentive plan compensation as a percentage of total compensation for each of our Named Executive Officers for 2009 is as follows: Mr. Huff, 93%; Mr. Wetzel, 91%; Mr. Ferguson, 56%, and Ms. Hagan, 87%.

(4)
Mr. Brand became a Named Executive Officer in 2010. Summary compensation information for Mr. Brand is only required for 2010 and 2011. Ms. Hagan became a Named Executive Officer in 2009 and again in 2011. Summary compensation information for Ms. Hagan is only required for 2009 and 2011.

(5)
Includes bonuses earned in 2010 under our 2009-2010 Retention Incentive Plan. In either December 2010 or January 2011, we made the following 2009-2010 Retention Incentive Plan payments: Mr. Huff, $1,100,000; Mr. Wetzel, $415,000; Mr. Ferguson, $100,000; and Mr. Brand, $90,000.

(6)
Includes bonuses earned in 2009 under our 2009-2010 Retention Incentive Plan. In January 2010, we made the following 2009-2010 Retention Incentive Plan payments: Mr. Huff, $1,100,000; Mr. Wetzel, $415,000; Mr. Ferguson, $100,000 and Ms. Hagan, $130,000.

(7)
For 2011, other compensation consists of $10,000 of financial planning services, $7,350 in matching contributions made to Mr. Huff's account under our 401(k) Plan and $267,410 in dividend-like payments made on stock awards. For 2010, other compensation consists of $72,000 for temporary living expenses, $6,000 of financial planning services, $7,350 in matching contributions made to Mr. Huff's account under our 401(k) Plan and $70,500 in dividend-like payments made on stock awards. For 2009, other compensation consists of $72,000 for temporary living expenses, $10,000 of financial planning services, $52,073 for a one-time payment resulting from the termination of our sabbatical and paid time off policies, and $7,350 in matching contributions made to Mr. Huff's account under our 401(k) Plan.

(8)
For 2011, other compensation consists of $6,000 of financial planning services, $7,350 in matching contributions made to Mr. Wetzel's account under our 401(k) Plan and $134,960 in dividend-like payments made on stock awards. For 2010, other compensation consists of $48,000 for temporary living expenses, $6,000 of financial planning services, $7,350 in matching contributions made to Mr. Wetzel's account under our 401(k) Plan and $36,125 in dividend-like payments made on stock awards. For 2009, other compensation consists of $48,000 for temporary living expenses, $6,730 of financial planning services, $21,540 for a one-time payment resulting from the termination of our sabbatical and paid time off policies, and $7,350 in matching contributions made to Mr. Wetzel's account under our 401(k) Plan.

(9)
For 2011, other compensation consists of $2,250 of financial planning services, $7,350 in matching contributions made to Mr. Ferguson's account under our 401(k) Plan, $67,511 in dividend-like payments made on stock awards. For 2010, other compensation consists of $1,750 of financial planning services, $7,350 in matching contributions made to Mr. Ferguson's account under our 401(k) Plan, $23,485 in dividend-like payments made on stock awards. For 2009, other compensation consists of $48,778 for a one-time payment resulting from the termination of our of our sabbatical and paid time off policies, $5,442 in matching contributions made to Mr. Ferguson's account under our 401(k) Plan and $306 in dividend-like payments made on stock awards.

(10)
For 2011, other compensation consists of $7,350 in matching contributions made to Mr. Brand's account under our 401(k) Plan and $47,505 in dividend-like payments made on stock awards. For 2010, other compensation consists of $7,350 in matching contributions made to Mr. Brand's account under our 401(k) Plan and $14,041 in dividend-like payments made on stock awards.

(11)
For 2011, other compensation consists of $1,730 of financial planning services, $7,350 in matching contributions made to Ms. Hagan's account under our 401(k) Plan and $73,554 in dividend-like payments made on stock awards. For 2009, other compensation consists of $60,749 for a one-time payment resulting from the termination of our sabbatical and paid time off policies, $7,350 in matching contributions made to Ms. Hagan's account under our 401(k) Plan, $750 of financial planning services and $175 in dividend-like payments made on stock awards.

 Grants of Plan-Based Awards

        The following table presents information regarding grants of plan-based awards to the Named Executive Officers during the year ended December 31, 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)($)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)
										Exercise or Base Price of Option Awards ($/Sh)
								All Other Stock Awards: Number of Shares of Stock of Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Rolla P. Huff	N/A	$402,644	$805,288	$1,610,576	—	—	—	—	—	$—	$—
	2/7/2011(3)	—	—	—	—	—	—	257,143	—	—	8.40
Joseph M. Wetzel	N/A	191,539	383,078	766,157	—	—	—	—	—	—	—
	2/7/2011(3)	—	—	—	—	—	—	90,000	—	—	8.40
Bradley A. Ferguson	N/A	95,677	191,354	382,708	—	—	—	—	—	—	—
	2/7/2011(3)	—	—	—	—	—	—	48,750	—	—	8.40
Kevin F. Brand	N/A	82,050	164,101	328,202	—	—	—	—	—	—	—
	2/7/2011(3)	—	—	—	—	—	—	45,250	—	—	8.40
Stacie S. Hagan	N/A	76,947	153,894	307,789	—	—	—	—	—	—	—
	2/7/2011(3)	—	—	—	—	—	—	45,000	—	—	8.40

(1)
Estimated future payouts under non-equity incentive plan awards represents bonuses earned under our 2011 Annual Bonus Plans. For 2011, our bonus plan payouts for our Named Executive Officers under those plans were a blended 108% of target for the bonus plan for the first six months of 2011 and 95.4% of target for the bonus plan for the second six months of 2011. The following amounts were earned in 2011 under the 2011 Annual Bonus Plans: Mr. Huff, $814,100; Mr. Wetzel, $387,263; Mr. Ferguson, $193,395; Mr. Brand, $165,922 and Ms. Hagan $155,452. Mr. Ferguson also received a $38,000 discretionary award in light of his significant contribution to our closing and integrating six acquisitions in 2011.

(2)
The grant date fair value for stock awards was based on the closing price of the underlying shares on the date of grant.

(3)
In February 2011, we granted restricted stock units to our Named Executive officers. Of these RSUs, 50% are performance-based with full vesting on the third anniversary of the grant date (assuming continued employment) upon successful completion of the performance objectives, and 50% vest one-third each year on the anniversary of the grant date (assuming continued employment).

 Outstanding Equity Awards at Fiscal Year-End

        The following table presents information concerning the number and value of unexercised options, restricted stock units and incentive plan awards for the Named Executive Officers outstanding as of the end of the year ended December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Units That Have Not Vested		Value of Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested
Rolla P. Huff	250,000	—	—	$7.31	6/25/2017	128,572	(1)	$828,004	128,571	(6)	$827,997
Joseph M. Wetzel	56,251	—	—	6.86	8/27/2017	45,000	(2)	289,800	45,000	(6)	289,800
Bradley A. Ferguson	20,000	—	—	9.64	1/24/2012	44,375	(3)	285,775	24,375	(6)	156,975
	1	—	—	5.56	12/19/2012
	8,750	—	—	9.01	7/21/2014
	10,000	—	—	9.51	5/4/2015
	10,000	—	—	10.36	9/12/2015
	3,281	—	—	6.90	10/24/2016
Kevin F. Brand	30,000	—	—	9.64	1/24/2012	22,625	(4)	145,705	22,625	(6)	145,705
	18,000	—	—	9.01	7/21/2014
	20,000	—	—	9.51	5/4/2015
	8,000	—	—	10.36	9/12/2015
Stacie S. Hagan	5,000	—	—	10.59	1/3/2015	22,500	(5)	144,900	22,500	(6)	144,900
	10,000	—	—	9.51	5/4/2015
	7,000	—	—	10.36	9/12/2015
	1,875	—	—	6.90	10/24/2016
	7,813	—	—	7.64	5/1/2017

(1)
Mr. Huff's restricted stock units vest as follows: 42,858 on February 7, 2012, 42,857 on February 7, 2013 and 42,857 on February 2014.

(2)
Mr. Wetzel's restricted stock units vest as follows: 15,000 on each of February 7, 2012, February 7, 2013 and February 7, 2014.

(3)
Mr. Ferguson's restricted stock units vest as follows: (a) 8,125 on each of February 7, 2012, February 7, 2013 and February 7, 2014; and (b) 20,000 on July 27, 2012.

(4)
Mr. Brand's restricted stock units vest as follows: 7,542 on February 7, 2012, 7,542 on February 7, 2013 and 7,541 on February 2014.

(5)
Ms. Hagan's restricted stock units will vest as follows: 7,500 on each of February 7, 2012, February 7, 2013 and February 7, 2014.

(6)
In February 2012, the Leadership and Compensation Committee approved the satisfaction of the performance objectives for these restricted stock units. The restricted stock units will vest on February 7, 2014.

 Option Exercises and Stock Vested

        The following table presents information concerning the exercise of stock options and the vesting of restricted stock units for the Named Executive Officers during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Rolla P. Huff	—	$—	366,840	$2,858,144
Joseph M. Wetzel	—	—	183,005	1,423,529
Bradley A. Ferguson	—	—	89,646	688,159
Kevin F. Brand	—	—	65,816	511,215
Stacie S. Hagan	—	—	92,966	741,483

(1)
The value realized on vesting for stock awards represents the number of shares acquired on vesting multiplied by the closing price of our Common Stock on the vesting date.

Employment Agreements with our Chief Executive Officer and our President and Chief Operating Officer

        Chief Executive Officer.    Our employment agreement with Mr. Huff (which was most recently amended and restated on October 19, 2011) has a term which expires on December 31, 2012 and may be terminated on 90 days notice prior to the end of the initial term or any subsequent term. If not terminated prior to the end of a term, the employment agreement renews for an additional year. However, upon a "change in control," the term automatically extends until 24 months following the change in control. Our providing a notice of nonrenewal would permit Mr. Huff to terminate the employment agreement for "good reason." The employment agreement also incorporates into one document all benefits that Mr. Huff would receive upon termination of employment, including upon a change in control, and, as a result, Mr. Huff no longer participates in our CIC Plan. The employment agreement provides for a minimum annual base salary of $825,000 per year and a target bonus opportunity of 100% of his eligible earnings, which will be paid if the bonus criteria, as set by the Leadership and Compensation Committee, for the applicable annual period, are met.

        In addition, if Mr. Huff is terminated for any reason other than for "cause" (as defined in the employment agreement), or Mr. Huff terminates his employment for "good reason" (as defined in the employment agreement), Mr. Huff will receive an amount equal to (i) 200% of the sum of his base salary and his target bonus payment for the year in which the termination occurs less (ii) the amount of his non-compete payment (which is the sum of his base salary and annual target bonus for the year in which the termination of employment occurs). This amount would be payable in a lump sum. Mr. Huff also would receive the non-compete payment. The employment agreement also contains provisions for the treatment of outstanding equity awards that are substantially similar to the provisions in the CIC Plan described below. The employment agreement provides that the Company's no longer being a reporting company with the SEC as a result of a "non-public change in control event" (as defined in the employment agreement) would be deemed to result in a significant diminution of Mr. Huff's position, authority, duties or responsibilities with respect to his ability to terminate his employment for "good reason." If Mr. Huff terminates employment on death or a total disability (as defined in the employment agreement), he will receive an amount equal to his base salary in a lump sum and his target bonus payment for the year in which he dies or is disabled in accordance with the bonus plan.

        The employment agreement restricts Mr. Huff from competing, directly or indirectly, with us or soliciting certain of our employees and officers during the term of the employment agreement and for a period of 18 months following his termination of employment.

        President and Chief Operating Officer.    Our employment agreement with Mr. Wetzel (which was most recently amended and restated on October 19, 2011) has a term which expires on December 31, 2012 and may be terminated on 90 days notice prior to the end of the initial term or any subsequent term. If not terminated prior to the end of a term, the employment agreement renews for an additional year. However, upon a "change in control," the term automatically extends until 24 months following the change in control. Our providing a notice of nonrenewal would permit Mr. Wetzel to terminate the employment agreement for "good reason." The employment agreement also incorporates into one document all benefits that Mr. Wetzel would receive upon termination of employment, including upon a change in control, and, as a result, Mr. Wetzel no longer participates in the CIC Plan. The amended and restated employment agreement eliminates Mr. Wetzel's right to receive a "single trigger" payment upon a "non-public change in control event;" provided that in order to comply with Section 409A of the Internal Revenue Code, the elimination of this right does not become effective until 12 months from the date of the amended and restated agreement. The amended and restated employment agreement changes the amount of the severance payment upon termination of the agreement by the Company (other than for "cause") or by Mr. Wetzel for "good reason" to 150% of Mr. Wetzel's salary and target bonus (less a non-compete payment which is 66 2/3% of the sum of his base salary and annual target bonus for the year in which the termination of employment occurs) and extends the noncompetition period following termination of employment to 18 months. Mr. Wetzel also would receive the non-compete payment. The employment agreement also contains provisions for the treatment of outstanding equity awards that are substantially similar to the provisions in the CIC Plan described below. The employment agreement provides for a minimum annual base salary of $490,700 per year and a target bonus opportunity of 80% of his eligible earnings, which will be paid if the bonus criteria, as set by the Committee, for the applicable annual period, are met.

        The employment agreement restricts Mr. Wetzel from competing, directly or indirectly, with us or soliciting certain of our employees and officers during the term of the employment agreement and for a period of 18 months following his termination of employment.

Potential Payments upon Termination or Change in Control

  Change-In-Control Payments

        Our CIC Plan provides change in control protection as described below. We amended and restated the CIC Plan effective October 18, 2011. As described below, the amended and restated CIC Plan maintains a "double trigger" for the payment of benefits under the CIC Plan as well as the levels of benefits payable; extends the period following a Change in Control during which termination of employment will trigger the payment of benefits to 24 months; and adds a 12 month noncompetition requirement for executive officers and a related payment if an executive officer's employment is terminated under circumstances set forth in the CIC Plan.

        The CIC Plan creates two different benefit categories based on the employee's position with EarthLink, one for our executive officers and one for other plan participants. All of our executive officers participate in the CIC Plan other than Messrs. Huff and Wetzel who receive change in control benefits under their employment agreements as described above in "Employment Agreements with our Chief Executive Officer and our President and Chief Operating Officer."

        If at any time within 24 months after a Change in Control occurs, (i) the employment of an executive officer is terminated by EarthLink for any reason other than Cause (as defined in the CIC Plan), disability or death or (ii) an executive officer voluntarily terminates his employment for Good Reason (as defined in the CIC Plan), the executive officer is entitled to receive the following benefits: (a) a lump sum payment equal to 150% of the sum of the executive officer's salary plus bonus target less the amount of a non-compete payment (which is 66 2/3% of the sum of the executive officer's base salary and annual target bonus); (b) the non-compete payment and (c) payment of all amounts payable with respect to the executive officer's elected COBRA coverage (including for spouse and dependents) for 18 months from termination.

        The CIC Plan also provides for equity award accelerated vesting benefits. If an executive officer's stock options are assumed or continued after a Change in Control, all outstanding stock options granted on or before the Change in Control will vest and be exercisable in full, if not already fully vested, on termination of the employee's employment for any reason after the Change in Control occurs; however, if his or her stock options are not assumed or continued after the Change in Control, all outstanding stock options will vest and be exercisable in full contemporaneously with the Change in Control, if not already fully vested. If an executive officer's restricted stock units are assumed or continued after a Change in Control, generally all outstanding restricted stock units granted on or before the Change in Control will vest and be earned and payable in full, if not already fully vested, on termination of the employee's employment for any reason after the Change in Control occurs; however, if his or her restricted stock units are not assumed or continued after the Change in Control, generally all outstanding restricted stock units will vest and be earned and payable in full contemporaneously with the Change in Control, if not already fully vested.

        We have the right to amend the CIC Plan from time to time and may terminate it at any time; provided, however, that for a certain period of time before a Change in Control (as described in the CIC Plan) or after a Change in Control in EarthLink occurs, (i) no amendment may be made that diminishes any employee's rights following such Change in Control and (ii) the CIC Plan may not be terminated.

        For purposes of the CIC Plan, "Change in Control" generally means a transaction pursuant to which any person acquires more than 50% of the voting power of EarthLink or any merger, reorganization or similar event where the owners of the voting stock of EarthLink before the event do not own voting stock representing at least 50% of the voting power of EarthLink or our successor after the event.

        Based upon a hypothetical Change in Control and subsequent termination date of December 31, 2011, the benefits for Mr. Huff and Mr. Wetzel under their employment agreements and our other Named Executive Officers under the CIC Plan at such date would be as follows:

Name	Severance	Non-Compete	Stock Options(1)	Restricted Stock Units(2)	COBRA Coverage	Pro-Rata Bonus(3)	Total
Rolla P. Huff	$1,650,000	$1,650,000	$—	$1,656,001	$27,211	$825,000	$5,808,212
Joseph M. Wetzel	736,021	588,869	—	579,600	—	392,560	2,297,050
Bradley A. Ferguson	437,316	349,884	—	442,750	26,650	196,800	1,453,400
Kevin F. Brand	393,943	315,182	—	291,410	27,372	167,750	1,195,657
Stacie Hagan	374,568	299,682	—	289,800	18,133	159,500	1,141,683

(1)
The amount of benefit for stock options represents the number of in-the-money options outstanding multiplied by the difference between the exercise price and the closing price per share of our Common Stock on December 31, 2011, or $6.44 per share. As of December 31, 2011, there were no such options outstanding for our named Executive Officers.

(2)
The amount of benefit for restricted stock units represents the number of outstanding restricted stock units multiplied by the closing price of our Common Stock on December 31, 2011, or $6.44 per share.

(3)
The bonus amounts represent the aggregate target bonus under the 2011 Annual Bonus Plan.

  Executives' Position Elimination and Severance Plan

        During 2011 we had an Executives' Position Elimination and Severance Plan that provided severance benefits to employees, including executive officers, in the event their positions were eliminated. No benefits were provided to executive officers under this plan in 2011.

        On October 18, 2011 we adopted the EarthLink, Inc. Severance Plan to be effective January 1, 2012. The Severance Plan is a single plan which replaces all current severance plans in which employees of the Company and its subsidiaries participated. The Severance Plan provides for graduated levels of severance for Company executive officers and other Company employee levels. Eligible executive officers are entitled to the following severance pay and benefits under our Severance Plan: (i) 12 months base salary paid in lump sum, (ii) an amount equal to 12 months of the employer portion of any premium (and the COBRA administrative fee) for coverage of those employees participating in our medical, dental and vision plans, (iii) 12 months, or up to $20,000, of executive-level outplacement services and (iv) for employees given notice that their positions are being eliminated after the first quarter of any calendar year, the pro-rata bonus, if any, otherwise payable under our executive bonus plans. Payments may be delayed to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

        Based upon a hypothetical termination date of December 31, 2011, the benefits for Mr. Huff and Mr. Wetzel under their employment agreements and our other Named Executive Officers under the Severance Plan at such date would be as follows:

Name	Severance	Non-Compete	Restricted Stock Units(1)	COBRA Coverage	Pro-Rata Bonus(2)	Outplacement Services	Total
Rolla P. Huff	$1,650,000	$1,650,000	$1,656,001	$27,211	$825,000	$—	$5,808,212
Joseph M. Wetzel	736,021	588,869	96,600	—	392,560	—	1,814,050
Bradley A. Ferguson	328,000	—	—	13,265	196,800	20,000	558,065
Kevin F. Brand	305,000	—	—	13,274	167,750	20,000	506,024
Stacie Hagan	290,000	—	—	8,597	159,500	20,000	478,097

(1)
The amount of benefit for restricted stock units represents the number of outstanding restricted stock units multiplied by the closing price of our Common Stock on December 31, 2011, or $6.44 per share.

(2)
The bonus amounts represent the aggregate target bonus under the 2011 Annual Bonus Plans.

 AUDIT COMMITTEE

        Pursuant to SEC rules for proxy statements, the Audit Committee of the Board of Directors has prepared the following Audit Committee Report. The Audit Committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the Audit Committee.

Audit Committee Report

        The primary function of the Audit Committee of the Board of Directors is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing: (a) the accounting and financial reporting processes of the Company; (b) the integrity of our financial reports provided by us to any governmental body or the public; (c) our systems of internal auditing and controls; (d) our finance, auditing, accounting, legal and financial reporting compliance as established by us; and (e) maintenance of an effective and efficient audit of our annual financial statements by a qualified and independent auditor. The Audit Committee operates under a written charter. The charter is available on our website as described earlier in this Proxy Statement. The Audit Committee also determined that the charter adequately and effectively defines the duties and responsibilities of the Audit Committee. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee is accountable and responsible to the full Board of Directors. The Audit Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to monitor our and our SEC reporting subsidiary, ITC^DeltaCom's, financial reporting process and internal control systems;

  •
  Review and appraise the audit efforts of our independent registered public accounting firm and internal auditors; and

  •
  Provide open channels of communication among our independent registered public accounting firm, financial and senior management, the internal auditors and the Board of Directors.

Composition and Qualifications of Audit Committee

        The Audit Committee presently consists of Mr. Wisehart (Chairperson), Ms. Fuller, Mr. Koretz and Mr. McGuire. Each member of the Audit Committee is independent, financially literate and is free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of independent judgment as a member of the Audit Committee. The Board of Directors has determined that Messrs. McGuire and Wisehart are audit committee financial experts, as defined by SEC regulations. The Audit Committee is, and will continue to be, composed of members that meet the independence, knowledge and experience requirements of NASDAQ as set forth in the NASDAQ Listing Rules for NASDAQ-listed companies.

Election and Meetings

        The Board of Directors annually elects the members of the Audit Committee to serve for a term of one year or other length of term, in the discretion of the Board of Directors, and shall otherwise serve until their successors are duly elected and qualified. Each member of the Audit Committee serves at the pleasure and discretion of the Board of Directors and may be replaced or removed by the Board of Directors at any time and from time to time in its discretion. At the time of each annual election of the Audit Committee members, or at other times in the discretion of the Audit Committee or the Board of Directors, the Audit Committee designates one member of the Audit Committee to be its Chairperson; in the absence of such designation, the Board of Directors designates the Chairperson.

        The Audit Committee meets at least quarterly. The Audit Committee met 10 times during 2011. The Audit Committee meets at least annually with representatives from our executive management and independent registered public accounting firm in separate sessions to discuss any matters that the Audit

Committee or either of these groups believes should be discussed. In addition, the Audit Committee or its Chairperson meets with representatives of the independent registered public accounting firm and our management at least quarterly to review our quarterly financial statements consistent with the provisions of Statement of Auditing Standards No. 114 (Codification of Statements on Auditing Standards, AU Sect. 380).

Responsibilities and Duties

        To fulfill its responsibilities and duties, the Audit Committee performed the following during the year ended December 31, 2011:

  Documents/Reports Review

        1.     Reviewed and discussed our annual financial statements, management's report on internal control over financial reporting and all certifications, reports, opinions or reviews rendered by our independent registered public accounting firm.

        2.     Discussed with our financial management and representatives of the independent registered public accounting firm, prior to filing with the SEC, audited and unaudited financial statements and certain other disclosures to be included in our and ITC^DeltaCom's Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports that contain financial information. Management has represented to the Audit Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles.

        3.     Prepared the Audit Committee Report included in our annual proxy statement.

  Independent Registered Public Accounting Firm

        4.     Recommended to the Board of Directors the selection of Ernst & Young LLP as our independent registered public accounting firm for 2011. The Audit Committee evaluates the performance of the independent registered public accounting firm. The Audit Committee has discussed with representatives of the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 114 (Codification of Statements on Auditing Standards, AU Sect. 380), regulations promulgated by the SEC and the Public Company Accounting Oversight Board. These discussions included the scope of the independent registered public accounting firm's responsibilities; significant accounting adjustments; any disagreements with management; the quality, not just the acceptability, of accounting principles; reasonableness of significant judgments; and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with Ernst & Young LLP that firm's independence with respect to us.

        5.     Approved all fees and other compensation paid to Ernst & Young LLP. Monitored compliance with pre-approval policies and procedures, and otherwise pre-approved all non-audit engagements of Ernst & Young LLP.

        6.     Periodically consulted with representatives of the independent registered public accounting firm out of the presence of our management regarding internal controls and the fullness and accuracy of our financial statements.

  Financial Reporting Process

        7.     Reviewed the integrity of our financial reporting process, both internal and external, in consultation with representatives of the independent registered public accounting firm and our internal financial and accounting personnel.

        8.     Considered any significant judgments made in management's preparation of our financial statements and management's view of each as to the appropriateness of such judgments.

        9.     Considered the independent registered public accounting firm's judgments about the quality and appropriateness of our accounting principles as applied to its financial reporting.

        10.   Reviewed the description of critical accounting policies in our and ITC^DeltaCom's Annual Reports on Form 10-K.

  Internal Controls; Legal Compliance/Risk Management; General

        11.   Approved management's engagement of a third-party consulting firm to support our internal audit function.

        12.   Discussed with management, the internal auditors, the third-party consulting firm and the independent registered public accounting firm the quality and adequacy of our internal controls and internal audit functions, organization, responsibilities, budget and staffing.

        13.   Reviewed, with our internal and outside legal counsel, legal compliance matters, including corporate securities trading policies, and legal matters that could have a significant impact on our financial statements.

        14.   Oversaw the receipt of internal complaints with respect to ethical and accounting matters.

        15.   Reviewed and discussed with management, our major financial and operating risks and exposures and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

  Section 404 of the Sarbanes-Oxley Act of 2002

        16.   Reviewed the report of management regarding the effectiveness of our internal control over financial reporting contained in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC, as well as Ernst & Young LLP's Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the effectiveness of internal control over financial reporting. During the year ended December 31, 2011, management updated the documentation and performed testing and evaluation of our internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. In this regard, the Audit Committee received periodic updates provided by management, the internal auditors, the third-party consulting firm and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.

        17.   Approved the engagement of Ernst & Young LLP to perform financial due diligence in connection with potential business combination transactions.

        Based on the Audit Committee's discussions with management and Ernst & Young LLP and the Audit Committee's review of the representation of management and report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements and management's report on internal control over financial reporting in our Annual Report on Form 10-K for the year ended December 31, 2011 and to include the audited consolidated financial statements in ITC^DeltaCom's Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by: Audit Committee M. Wayne Wisehart (Chairperson) Marce Fuller David A. Koretz Garry K. McGuire

        The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

 PROPOSAL 2

NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

        The compensation of our named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompany narrative on pages 20 to 31 of this Proxy Statement.

        Our primary goals with respect to executive compensation have been to offer competitive compensation to attract and retain the most talented executives, to tie annual cash incentives to achievement of performance objectives that tie directly to our strategic and operational goals, and to align executives' interests with long-term stockholder value creation. To achieve these goals, we have used a "Total Rewards" approach establishing a compensation package of separate, but integrated components, including: base salary, short-term annual cash incentives, long-term incentive compensation, retention incentives and health and welfare benefits. The Leadership and Compensation Committee of the Board of Directors generally takes into account our business strategy, internal consistency, external market competitiveness in light of general economic trends and individual and business performance.

        While maintaining our guiding philosophy of competitive and affordable Total Rewards, our compensation decisions in 2011 continued to align our compensation practices both with our new focus on being a leading communications and IT services company as well as with our position in the highly competitive Internet access industry. The Leadership and Compensation Committee of the Board of Directors, or the Committee, designed the compensation programs for 2011 both to retain the key talent necessary to drive our performance as well as to recruit new talent consistent with our new business focus. The Committee intends for the compensation programs to provide appropriate incentives while maintaining accountability to stockholders.

        As detailed in the Compensation Discussion and Analysis, based on its review of the total compensation of our named executive officers for fiscal year 2011, the Leadership and Compensation Committee believes total compensation for each of the Named Executive Officers, both on a targeted and actual basis, was reasonable and within the range of compensation offered by comparison companies and reflects our strong financial performance in 2011 as well as our significant progress in integrating acquisitions and in implementing our new business strategy. The Leadership and Compensation Committee also believes the 2011 compensation design was effective in driving performance by generating meaningful rewards for achieving business objectives.

        The Compensation Discussion and Analysis section of this Proxy Statement and the accompanying tables and narrative provide a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

        For the reasons stated above, we are requesting your non-binding approval of the following resolution:

    "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and accompanying narrative set forth on pages 20 to 31 of the Proxy Statement."

        Your vote on this proposal will be non-binding on us and the Board, and it will not be construed as overruling a decision by us or the Board. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the Leadership and Compensation Committee values the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

 PROPOSAL 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP, independent registered public accounting firm, to audit and report on our financial statements for the year ending December 31, 2012. We have engaged Ernst & Young LLP as our independent registered public accounting firm since July 2000. We expect that a representative of Ernst & Young LLP will be present at the 2012 Annual Meeting of Stockholders to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

        In connection with the audits of the 2010 and 2011 financial statements, we entered into engagement agreements with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for us. Those agreements are subject to alternative dispute resolution procedures.

        For the years ended December 31, 2010 and 2011, Ernst & Young LLP billed us the fees set forth below, including expenses, in connection with services rendered by that firm to us.

	Year Ended December 31,
	2010	2011
Audit fees	$1,486,000	$3,525,992
Audit-related fees	—	—
Tax fees	—	—
All other fees	440,850	624,700

Total	$1,926,850	$4,150,692

        Audit fees include fees for services rendered for the audit of our annual financial statements and the reviews of the interim financial statements included in quarterly reports. Audit fees also include fees associated with rendering an opinion on our management report on internal control over financial reporting as of December 31, 2011 in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for review of documents filed with the SEC. Additionally, Audit fees include services rendered for the audit of ITC^DeltaCom, Inc.'s annual financial statements.

        All other fees primarily included performing services related to our offering of $300 million of 8.875% Senior Notes in 2011 and performing financial due diligence in connection with our acquisitions of ITC^DeltaCom, One Communications and other business transactions considered in 2010.

        The Audit Committee of the Board of Directors has considered whether the provision of services described above under "Audit-related fees" and "Other fees" is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that it is compatible.

Audit Committee Pre-Approval Policy

        The Audit Committee's policy is that all audit and non-audit services provided by its independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for audit services are established on an annual basis, detailed as to the particular service or category of services to be performed and implemented by our financial officers. Pre-approval spending limits for permissible non-audit services are established on a quarterly basis, detailed as to the particular service or category of services to be performed and implemented by our financial officers. Any audit or non-audit service fees that may be incurred by us during a quarter that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services must be reviewed and approved by the Chairperson of the Audit Committee prior to the performance of services. On a quarterly basis, the Audit Committee reviews and itemizes all fees paid to its independent registered public accounting firm in the prior quarter (including fees approved by the Chairperson of the Audit Committee between regularly scheduled meetings and fees approved by our financial officers pursuant to the pre-approval policies described above) and further reviews and itemizes all fees expected to be paid in the upcoming quarter. The Audit Committee may revise its pre-approval spending limits and policies at any time. None of the fees paid to the independent registered public accounting firm were approved by the Audit Committee after the services were rendered pursuant to the "de minimis" exception established by the SEC for the provision of non-audit services.

        THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

        Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required but is being presented as a matter of good corporate practice. Notwithstanding stockholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our stockholders. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before the 2012 Annual Meeting of Stockholders. However, if any other matters are properly brought before the 2012 Annual Meeting of Stockholders, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

        The cost of the solicitation of proxies on behalf of EarthLink will be borne by us. In addition, our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

        In order for proposals of stockholders to be considered for inclusion in the proxy materials for the 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, such proposals must be received by us at our executive offices at 1375 Peachtree Street, Atlanta, GA 30309, Attention: Corporate Secretary, on or prior to November 20, 2012.

        Stockholders may bring other business before the annual meeting only in accordance with the provisions of our Amended and Restated Bylaws, which require, among other things, that notice be given to us no later than 90 days prior to the meeting. The 2013 Annual Meeting of Stockholders is scheduled for May 7, 2013. Management may use its discretionary authority to vote against any such proposals. For information regarding the requirement for submitting recommendations for director nominees, see "Corporate Governance Matters—Identifying and Evaluating Nominees" on pages 8-9 of this Proxy Statement.

 ANNUAL REPORT ON FORM 10-K

        We will provide without charge to each stockholder, on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, including the financial statements. Requests should be directed to EarthLink, Inc., 1375 Peachtree Street, Atlanta, Georgia 30309, Attention: Vice President—Investor Relations. Our Annual Report on Form 10-K also may be accessed through our website at www.earthlink.net. A list of exhibits to the Annual Report on Form 10-K will be included in the copy of the Annual Report on Form 10-K. Any of the exhibits may be obtained at the SEC's website, www.sec.gov, or by written request to the Vice President—Investor Relations.

BENEFICIAL OWNERS

        Unless we have received contrary instructions, we may send a single copy of our proxy materials to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce our expenses.

        If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

        If your shares are registered in your own name, please contact us at our executive offices at 1375 Peachtree Street, Atlanta, Georgia 30309, Attention: Vice President—Investor Relations, to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

                      By order of the Board of Directors,

                      Rolla P. Huff
                       Chairman of the Board and Chief Executive Officer

Atlanta, Georgia
March 20, 2012

EARTHLINK, INC. 1375 PEACHTREE STREET, NE ATLANTA, GA 30309	ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS. If you would like to reduce the costs incurred by EarthLink, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to EarthLink, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EARTHLINK, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 BELOW.

		For	Against	Abstain
1.	The election of the seven directors nominated by the Board of Directors.
	1a. Susan D. Bowick	☐	☐	☐
	1b. Marce Fuller	☐	☐	☐
	1c. Rolla P. Huff	☐	☐	☐
	1d. David A. Koretz	☐	☐	☐
	1e. Garry K. McGuire	☐	☐	☐
	1f. Thomas E. Wheeler	☐	☐	☐
	1g. M. Wayne Wisehart	☐	☐	☐
2.	The approval of a non-binding advisory resolution approving the compensation of our named executive officers	☐	☐	☐
3.
	Ratification of the appointment of Ernst & Young LLP by the Audit Committee of the Board of Directors to serve as EarthLink's independent registered public accounting firm for the fiscal year ending December 31, 2012	☐	☐	☐

          The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

NOTE: Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee or guardian or as an officer signing for a corporation or other entity, please give full title under signature.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report/10K are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

EARTHLINK, INC.

        The undersigned stockholder(s) of EarthLink, Inc., a Delaware corporation ("EarthLink"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for EarthLink's 2012 Annual Meeting of Stockholders, and hereby appoints Rolla P. Huff and Bradley A. Ferguson, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of EarthLink to be held at 4:00 p.m. (local time) on Tuesday, May 1, 2012, at EarthLink's offices at 1375 Peachtree Street, NE, Atlanta, GA 30309, or at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" PROPOSALS 1, 2 AND 3 AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please date, sign and mail your proxy card back as soon as possible!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT For the Annual Meeting of Stockholders to be held May 1, 2012
SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
AUDIT COMMITTEE
PROPOSAL 2 NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
SOLICITATION OF PROXIES
STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-K
BENEFICIAL OWNERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EARTHLINK, INC.